     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1999
                                                        REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               MYPOINTS.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7311                          94-3255692
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               MYPOINTS.COM, INC.
                        565 COMMERCIAL STREET, 4TH FLOOR
                          SAN FRANCISCO, CA 94111-3031
                                 (415) 676-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEVEN M. MARKOWITZ
                            CHIEF EXECUTIVE OFFICER
                               MYPOINTS.COM, INC.
                        565 COMMERCIAL STREET, 4TH FLOOR
                          SAN FRANCISCO, CA 94111-3031
                                 (415) 676-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

             MARIO M. ROSATI, ESQ.                          LAIRD H. SIMONS III, ESQ.
         CHRISTOPHER D. MITCHELL, ESQ.                    KATHERINE TALLMAN SCHUDA, ESQ.
               ADAM D. LEVY, ESQ.                          CYNTHIA E. GARABEDIAN, ESQ.
     WILSON SONSINI GOODRICH & ROSATI, P.C.                     FENWICK & WEST LLP
               650 PAGE MILL ROAD                              TWO PALO ALTO SQUARE
              PALO ALTO, CA 94304                              PALO ALTO, CA 94306
                 (650) 493-9300                                   (650) 494-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS                       PROPOSED MAXIMUM                     AMOUNT OF
               OF SECURITIES TO                       AGGREGATE OFFERING                  REGISTRATION
                BE REGISTERED                              PRICE(1)                            FEE
----------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value................            $69,000,000                      $19,182.00
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1999

                                      LOGO

                                                 SHARES

                                  COMMON STOCK

     MyPoints.com, Inc. is offering                shares of common stock. This
is MyPoints.com's initial public offering, and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "MYPT." We anticipate that the
initial public offering price will be between $          and $     per share.

                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                           -------------------------

                                                             PER SHARE           TOTAL
                                                             ---------           -----
Public Offering Price.....................................  $                 $
Underwriting Discounts and Commissions....................  $                 $
Proceeds to MyPoints.com, Inc.............................  $                 $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     MyPoints.com has granted the underwriters a 30-day option to purchase up to
an additional           shares of common stock to cover over-allotments.

                           -------------------------

BANCBOSTON ROBERTSON STEPHENS
                  BEAR, STEARNS & CO. INC.

                                    SALOMON SMITH BARNEY

                                                  WIT CAPITAL CORPORATION
                                                         AS e-Manager(TM)

           The date of this prospectus is                      , 1999

                                   [ARTWORK]

                                   [ARTWORK]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "MYPOINTS.COM," "WE," "US" AND "OUR" REFER TO MYPOINTS.COM, INC. AND ITS SUBSIDIARIES, AND REFERENCES TO "MYPOINTS" REFER TO THE BRAND NAME OF OUR PRODUCTS AND SERVICES.

     UNTIL              , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    7
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   29
Management..................................................   40
Certain Transactions........................................   49
Principal Stockholders......................................   52
Description of Capital Stock................................   55
Shares Eligible For Future Sale.............................   58
Underwriting................................................   60
Legal Matters...............................................   62
Experts.....................................................   62
Where You Can Find Additional Information...................   63
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     MyPoints, BonusMail and Rew@rds are registered trademarks, and MyPoints.com, the MyPoints logo, the MyPoints BonusMail logo, Digital Loyalty Engine and Intellipost are trademarks of MyPoints.com, Inc. Prodigy is a registered trademark, and Prodigy Internet, Prodigy Points and the Prodigy Internet Logo are trademarks of Prodigy Communications Corporation. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                                  MYPOINTS.COM

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. We integrate targeted email and Web-based direct marketing offers with online loyalty programs to create valuable benefits for both our consumer members and our business partners. Our approach gives consumers the opportunity to earn rewards for receiving and responding to offers, and provides businesses with comprehensive customer acquisition and retention tools.

     We have built a proprietary member database containing approximately two million detailed consumer profiles. We earn revenues by delivering online direct marketing offers to this membership base. We charge advertisers a fee based on offers delivered, qualified leads generated or online transactions executed. We maintain active relationships with more than 200 advertisers, loyalty partners and rewards providers, including leading brands such as American Express, Barnes & Noble, Disney, eBay, GTE, Intuit, Macy's, Sprint and Tower Records.

     When consumers enroll in the MyPoints program, they give us permission to send them targeted online offers, and they receive rewards points for completing a survey that provides us with demographic information. MyPoints members earn additional points by responding to direct marketing offers and by providing us with additional demographic and behavioral data on a secure, confidential basis. Members may redeem points they earn online for products and services from our rewards providers. Our member profile database is continuously enriched with transactional data gathered through members' interaction with promotional offers, completion of surveys and redemption of points.

                               MARKET OPPORTUNITY

     Businesses engage in various forms of offline and online direct marketing to generate sales of products or services. Traditional forms of offline direct marketing include catalog mailings, magazine inserts and telesales. Online direct marketing takes the form of email and Web-based promotional offers. Online direct marketing allows advertisers to use technology-based tools to give them rapid feedback on campaigns, which can be used to tailor new messages and targeted offers.

     Advertisers are committing relatively more dollars to online direct marketing than to other forms of Internet advertising, such as banner-based brand marketing. Forrester Research, a leading Internet research firm, projects Internet advertising expenditures to increase from $1.3 billion in 1998 to $10.5 billion in 2003. Forrester estimates that direct marketing will account for between 30% and 50% of the total online advertising expenditures in 2001, up from 21% in 1998.

     As the number of Internet users increases, the relative importance to businesses of customer retention is also increasing. As a result, leading online merchants and content providers are launching and testing programs aimed at retaining their most valuable customers. The challenges that these businesses face in establishing online loyalty programs include the cost of implementing and operating the program and the ability to provide customers with sufficient opportunities to earn and redeem awards. We believe that these challenges will lead many companies to outsource their customer retention programs to providers capable of delivering full-service loyalty management solutions.

                                GROWTH STRATEGY

     Online direct marketing programs typically have focused on customer acquisition. As the Internet continues to grow as a commercial medium, companies doing business online are increasingly focusing on customer retention. This creates an opportunity for MyPoints.com to build a leading branded membership service that enables businesses to acquire and retain customers online more effectively.

     To meet this market opportunity, we are implementing the following strategies:

     - expanding our proprietary member database;

     - leveraging our direct marketing and loyalty program expertise;

     - increasing awareness of our brand;

     - maintaining our technology leadership;

     - pursuing strategic acquisitions and alliances; and

     - expanding internationally.

                             CORPORATE INFORMATION

     MyPoints.com was incorporated in Delaware under the name Intellipost Corporation in November 1996. In March 1999, we changed our name to MyPoints.com, Inc. Our principal executive offices are located at 565 Commercial Street, 4th Floor, San Francisco, California 94111-3031. Our telephone number at this location is (415) 676-3700. Our corporate email address is info@mypoints.com.

                                  THE OFFERING

Common stock offered by MyPoints.com.........                  shares

Common stock to be outstanding after the
offering.....................................                  shares

Use of proceeds..............................   For general corporate purposes,
                                                including working capital,
                                                advertising, sales and
                                                marketing, new technology and
                                                products, and payment of a
                                                license fee. See "Use of
                                                Proceeds."

Proposed Nasdaq National Market symbol.......   MYPT

     Common stock to be outstanding after the offering is based on 18,437,120 shares of common stock outstanding as of March 25, 1999, including the sale of 2,000,000 shares of Series E preferred stock which occurred subsequently. It does not include:

        - 2,609,945 shares issuable upon exercise of stock options outstanding as of March 25, 1999;

        - 1,363,780 shares available for future grant or issuance under our stock option and stock purchase plans as of March 25, 1999; and

        - 1,384,028 shares issuable upon exercise of warrants outstanding as of March 25, 1999.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             NOVEMBER 7,
                                                 1996             YEARS ENDED DECEMBER 31,
                                            (INCEPTION) TO   -----------------------------------
                                             DECEMBER 31,                             PRO FORMA
                                                 1996          1997        1998         1998
                                            --------------   ---------   ---------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues..................................     $    --        $   151     $ 1,286     $  1,316
Gross profit..............................          --             73         165          196
Total operating expenses..................          68          3,018       8,494       17,756
Operating loss............................         (68)        (2,945)     (8,329)     (17,560)
Net loss..................................         (67)        (2,889)     (8,266)     (17,704)
Net loss per share:
  Basic and diluted.......................     $ (0.08)       $ (2.68)    $ (4.72)    $ (10.12)
  Weighted average shares -- basic and
     diluted..............................         891          1,076       1,750        1,750

                                                                   DECEMBER 31, 1998
                                                          -----------------------------------
                                                                                   PRO FORMA
                                                           ACTUAL     PRO FORMA   AS ADJUSTED
                                                          ---------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $  5,089
Working capital deficit.................................      (307)
Total assets............................................    18,306
Long-term obligations, less current portion.............     2,408       2,408
Accumulated deficit.....................................   (11,222)    (11,222)
Total stockholders' equity..............................     9,283      19,233

     See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

     The pro forma 1998 statement of operations data column assumes that the acquisition of the Web-based rewards program businesses from affiliates of Experian was completed on January 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisition Transactions."

     In the pro forma balance sheet data column, we have adjusted the actual data to reflect the issuance of 2,000,000 shares of Series E preferred stock in 1999. In the pro forma as adjusted column, we have adjusted the pro forma balance sheet data to give effect to receipt of the net proceeds from the sale
in this offering of        shares of common stock at an assumed initial public
offering price of $       per share, after deducting the estimated underwriting
discounts and commissions and estimated offering expenses.

     Except as otherwise indicated, all of the following information in this prospectus:

     - reflects the sale of 2,000,000 shares of Series E preferred stock in 1999;

     - reflects the automatic conversion of each outstanding share of preferred stock into one share of common stock immediately prior to the closing of this offering; and

     - assumes no exercise of the underwriters' over-allotment option;

                                  RISK FACTORS

     You should consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Our business, results of operations and financial condition could be materially and adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history upon which you can evaluate our business. We commenced operations in November 1996 and did not begin to generate revenue until July 1997. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of our future growth. Our prospects also must be considered in light of the risks and difficulties frequently encountered by early-stage companies in the electronic commerce and direct marketing industries. We may not be successful in addressing these risks, and our business strategy may not be successful. These risks include our ability to continue to:

     - increase membership in our rewards program;

     - expand our relationships with advertisers, loyalty partners and rewards providers;

     - increase awareness of our brand;

     - expand the number of products and services we offer;

     - develop and upgrade our technology to keep pace with the demands of the electronic commerce and direct marketing industries;

     - respond to competitive developments, including the introduction of equal or superior products or services by our competitors;

     - retain and protect our intellectual property rights, which could require us to incur costs to resolve intellectual property disputes, including possible royalties and license fees;

     - integrate acquired businesses and products;

     - attract, retain and motivate qualified personnel; and

     - anticipate and adapt to the changing Internet market.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FORESEEABLE FUTURE

     Our accumulated deficit as of December 31, 1998 was $11.2 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses in the foreseeable future. We plan to increase our operating expenses as we continue to build infrastructure to support the expansion of our business. Our losses may increase in the future, and we may not be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. See "Selected Consolidated

Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY

     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of our control. These factors, each of which could adversely affect our results of operations and our stock price, include:

     - the commitment of advertisers to online direct marketing and rewards programs;

     - the advertising budget cycles of individual advertisers;

     - the responsiveness of our members to the direct marketing offers we send to them;

     - the number of reward points redeemed by members and the costs associated with these redemptions;

     - changes in marketing and advertising costs that we incur to attract and retain members;

     - changes in our pricing policies, the pricing policies of our competitors or the pricing policies for Internet advertising generally;

     - the introduction of new products and services by us or by our competitors;

     - unexpected costs and delays relating to the expansion of our operations;

     - the occurrence of technical difficulties or system downtime; and

     - general economic and market conditions.

     We believe that our revenues will be subject to seasonal fluctuations as a result of general patterns of retail advertising, which are typically higher during the fourth calendar quarter. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns.

     Due to the above factors, revenues and operating results are difficult to forecast and you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. Any significant shortfall in revenues in relation to our expectations would have a material adverse effect on our business, results of operations and financial condition. In addition, in future periods our operating results may fall below the expectations of public market analysts and investors. In this event, the market price of our common stock would likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY HAVE DIFFICULTIES INTEGRATING RECENT AND FUTURE ACQUISITIONS

     In November and December 1998, through our acquisition of companies affiliated with Experian Information Solutions, Inc., we acquired Internet and electronic commerce related assets and technologies to support a Web-based rewards program known as MyPoints. We integrated MyPoints with our BonusMail email service during March 1999. This integration involved the combination of two different marketing programs and technology platforms, as well as operations in San Francisco and Chicago. In connection with this integration, we have incurred and expect to continue to incur substantial costs. The integrated MyPoints program is being relaunched on the Web in early April 1999. During the initial relaunch period, we may encounter unanticipated difficulties in operating our integrated program. To the extent that we do encounter problems with the relaunch, we may need to expend significant additional resources and management time to resolve them. Any difficulties with the relaunch could also negatively affect our reputation.

     We may pursue other acquisitions in the future. In connection with the current integration and with any future acquisitions, we will face numerous risks and uncertainties generally associated with acquisitions, including:

     - potential adverse effects on our reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

     - our ability to maintain customers or the reputation of the acquired businesses;

     - potential dilution to current stockholders from the issuance of additional equity securities;

     - difficulties integrating operations, personnel, technologies, products and information systems of the acquired businesses;

     - diversion of management's attention from other business concerns; and

     - potential loss of key employees of acquired businesses.

     We are currently facing all of these challenges and our ability to meet them has not been established. As a result, we cannot assure you that we will be successful in generating additional sources of members and revenues from the recent acquisitions or any future acquisitions.

WE ARE GROWING RAPIDLY AND MAY BE UNABLE TO MANAGE THIS GROWTH

     As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business plan successfully in the rapidly evolving market for online direct marketing. We have grown from 20 employees on January 1, 1998 to 79 employees on March 25, 1999. Of these employees, 28 joined us in connection with our acquisitions in November and December 1998. We are continuing to integrate these individuals into our organization. We plan to continue the expansion of our technology, sales, marketing and administrative organizations. This growth will continue to strain our management systems and resources. We anticipate the need to continue to improve our financial and managerial controls and our reporting systems. In addition, we will need to expand, train and manage our rapidly growing work force. Our business, results of operations and financial condition will be materially and adversely affected if we are unable to manage our expanding operations effectively.

WE DEPEND ON THE ACCEPTANCE OF ONLINE ADVERTISING AND DIRECT MARKETING

     We expect to derive a substantial portion of our revenues from online advertising and direct marketing, including both email and Web-based programs. We cannot assure you that the demand and market acceptance for online advertising will develop to a sufficient level to support our continued operations. The Internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. Advertisers that have historically relied on traditional advertising may be reluctant or slow to adopt online advertising. Many potential advertisers have limited or no experience using email or the Web as an advertising medium. They may have allocated only a limited portion of their advertising budgets to online advertising, or may find online advertising to be less effective for promoting their products and services than traditional advertising media. In addition, advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may be reluctant to reallocate their media buying resources to online advertising. The market for online advertising also depends on the overall growth and acceptance of electronic commerce. If the market for online advertising fails to develop or develops more slowly than we expect, our business, results of operations and financial condition would be materially and adversely affected.

     The market for email advertising in general is vulnerable to the negative public perception associated with unsolicited email, known as "spam." We do not send unsolicited email. However, public perception, press reports or governmental action related to spam could reduce the overall demand for email advertising in general and our MyPoints BonusMail service in particular.

WE DEPEND ON THE ACCEPTANCE OF ONLINE REWARDS PROGRAMS

     Our success also depends on the continued growth and acceptance of online rewards programs. Although loyalty and rewards programs have been used extensively in conventional marketing and sales channels, they have only recently begun to be used online. The success of our business model will depend on our ability to attract and retain members, advertisers, loyalty partners and rewards providers. Our ability to attract and retain members will depend on our marketing efforts and on the quality of each member's experience, including the number and relevance of the direct marketing offers we provide and the perceived value of the rewards we offer. Our ability to generate significant revenue from advertisers and loyalty partners will depend on our ability to differentiate ourselves through the technology and services we provide and obtain adequate participation from consumers in our online direct marketing and rewards programs. Rewards providers are also a critical element of our business. The attractiveness of our program to current and potential members, and loyalty partners, depends in large part on the attractiveness of the rewards and point redemption opportunities that we offer. To the extent that our online rewards program does not achieve market acceptance among members, loyalty partners and rewards providers, our business would be materially and adversely affected.

WE FACE INTENSE COMPETITION

     We face intense competition from both traditional and online advertising and direct marketing businesses. We expect competition to increase due to the lack of significant barriers to entry for online business generally. As we expand the scope of our product and service offerings, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Currently, several companies offer competitive online products or services, including CyberGold and Netcentives. We may also face competition from established online portals and community Web sites that engage in direct marketing, as well as from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

     Many of our current competitors and potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertisers and advertising agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of our market share. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, results of operations and financial condition. See "Business -- Competition."

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON OUR ABILITY TO ESTABLISH THE MYPOINTS BRAND

     As competitive pressures in the online direct marketing industry increase, brand strength will become increasingly important. We intend to devote substantial marketing and advertising resources to establish the MyPoints brand. The reputation of the MyPoints brand will depend on our ability to provide a high-quality member experience. We cannot assure you that we will be successful in delivering on this objective. If members are not satisfied with the quality of their experience with the MyPoints program, their negative experiences might result in publicity that could damage our reputation. Any damage to our reputation could have a material adverse effect on our business, results of operations and financial condition. If we expend additional resources to build the MyPoints brand and do not generate a corresponding increase in revenues as a result of our branding efforts, or if we otherwise fail to promote our brand successfully, our business, results of operations and financial condition would be materially and adversely affected.

WE FACE RISKS RELATED TO THE LEVEL OF POINT REDEMPTION

     Our historical and forecasted financial statements reflect our assumptions as to the percentage of rewards points issued by us that will not be redeemed by members prior to expiration. This percentage of unredeemed points is known as "breakage." The breakage rates we have used in preparing our financial statements and forecasts are based on breakage rates that have been reported by other operators of loyalty and rewards programs, such as airlines. We have also considered our limited experience with our own program since its launch in May 1997. Although we believe that the breakage rates we have used are reasonable in light of our analysis and experience, we cannot assure you that our actual breakage rates will equal or exceed our assumed breakage rates. If our actual breakage rates are less than our assumed breakage rates, meaning that a greater number of points are actually redeemed than we had assumed would be redeemed, our results of operations could be materially and adversely affected. In addition, operators of loyalty programs have, from time to time, for competitive or other reasons, extended the expiration dates for points, miles or other rewards currency. For example, we plan to extend the expiration date for the points associated with the email portion of our program when we relaunch our email and Web-based services. If it becomes necessary for us to extend the expiration date of a significant balance of outstanding points in the future, it is possible that our actual breakage rates would be lower than our assumed breakage rates, which could materially and adversely affect our results of operations.

A SMALL NUMBER OF OUR ADVERTISING CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES

     Although no single advertising customer accounts for more than 10% of our revenues, our four largest advertising customers were responsible for approximately 30% of our revenues during 1998. We do not have long-term contracts with most of our customers, and customers can generally terminate their relationships with us upon specified notice and without penalties, thus we may not be able to retain our principal customers. The loss of one or more of our principal customers could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON THE SERVICES OF OUR EXECUTIVE OFFICERS TO MANAGE OUR GROWTH

     Our future success depends on the continued service of our key senior management and technical and sales personnel. The loss of any of these persons could have a material adverse effect on our business. We do not have key-person insurance on any of our employees. Robert C. Hoyler, our President and Chief Operating Officer, Virgil Bistriceanu, our Senior Vice President, Technology, and Frank J. Pirri, our Senior Vice President, Partnership Development, joined us in December 1998 as the result of acquisition transactions that took place in the fourth quarter of 1998. Charles H. Berman, our Senior Vice President, Sales, and Robert Wise, our Senior Vice President, Member Marketing, also joined us in 1998. Our recently integrated management team has limited experience working together.

     Our success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future.

FAILURE TO SAFEGUARD OUR DATABASE AND MEMBER PRIVACY COULD HARM OUR BUSINESS

     An important feature of the MyPoints program is our ability to develop and maintain individual member profiles. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Usage of our MyPoints program could decline if any well-publicized compromise of security occurred. In addition, third parties could alter information in our database that would adversely affect our ability to target direct marketing offers to members. We could also be subject to legal claims from members. Any public perception that we engaged in unauthorized release of member information would adversely affect our ability to attract and retain members. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

     As part of our point redemption services, we maintain a database containing information on our members' account balances. Our database may be subject to access by unauthorized users accessing our systems remotely. If we experience a security breach, the integrity of our points database may be affected. This breach could lead to financial losses through the unauthorized redemption of points.

WE ARE VULNERABLE TO SYSTEM FAILURES

     The hardware infrastructure on which the MyPoints system operates is located at the Exodus Communications data center in Jersey City, New Jersey. We recently completed a transition to Exodus from a combination of internally maintained systems and systems maintained by another third-party service provider. We cannot assure you that we will be able to manage this relationship successfully to mitigate any risks associated with having our hardware infrastructure maintained by Exodus. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make capital expenditures in the event of unanticipated damage. We do not currently have redundant systems or a formal disaster recovery plan.

     Our Web site must accommodate a high volume of traffic and deliver accurate, frequently updated information in a timely manner. Our Web site has experienced in the past and may experience in the future, slower response times or decreased traffic for a variety of reasons. During the last three months of 1998, we experienced a number of instances of unscheduled system downtime, which resulted in our Web site being inaccessible for an aggregate of approximately 20 hours. In addition, our members depend on Internet service providers for access to our Web site. Internet service providers and Web sites have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could materially and adversely affect our business, results of operations and financial condition.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

WE DEPEND ON THE DEVELOPMENT OF THE INTERNET INFRASTRUCTURE

     A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Web-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. If outages or delays occur frequently in the future, Internet usage, as well as electronic commerce and the usage of our products and services, could grow more slowly or decline, and this could have an adverse effect on our business.

FUTURE REGULATION OF THE INTERNET COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     Laws and regulations that apply to the Internet may become more prevalent in the future. The laws governing the Internet and email services remain largely unsettled. There is no single governmental body overseeing our industry, and many state laws that have been enacted in recent years have different and sometimes inconsistent application to our business. As a result, we cannot assure you that we will comply with these state laws, and our noncompliance may have a material adverse affect on our business. The governments of foreign countries may also attempt to regulate electronic commerce. New laws could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a commercial medium. In addition, existing laws such as those governing intellectual property and privacy may be interpreted to apply to the Internet. In the event that foreign governments, the federal government, state governments or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be materially and adversely affected.

     In 1998, the United States government enacted a three-year moratorium prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments may levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses.

WE FACE RISKS ASSOCIATED WITH THIRD PARTY CLAIMS AND PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. In the past, we have received one claim, which was resolved through a license agreement. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online rewards program, attempt to design around a third party's patent, or license alternative technology from another party. Implementation of any of these alternatives could be costly and time consuming, and may not be possible. Accordingly, an adverse determination in any litigation that may ensue between a third party and us would have a material adverse effect on our business, results of operations and financial condition. Any intellectual property litigation would result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition. Claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, would be time-consuming and expensive to defend and result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

     Our success and ability to compete depends on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark laws. Despite actions we take to protect our proprietary rights, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition. See "Business -- Intellectual Property and Proprietary Rights."

WE FACE RISKS ASSOCIATED WITH EXPANDING OUR BUSINESS INTERNATIONALLY

     We expect to increase the level of our activities outside of the United States in the future. Our participation in international markets is subject to a number of risks, including changes in foreign government regulations, export license requirements, tariffs and taxes, fluctuations in currency exchange rates, other trade barriers, difficulties and delays in collecting accounts receivable, difficulties in managing foreign operations, compliance with stricter privacy regulations and political and economic instability. To the extent our customers are impacted by currency devaluations or general economic crises such as those affecting many Asian and Latin American economies, the ability of such customers to utilize our services could be materially adversely affected. Furthermore, we cannot assure you that consumers in these foreign markets will be attracted to rewards-based marketing programs.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING ARE UNCERTAIN

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated capital expenditures and working capital requirements through the end of 2000. Thereafter, we may need to raise additional funds to develop or enhance our services or products, to fund expansion, to respond to competitive pressures, or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by this limitation. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR BUSINESS

     The costs we have incurred and expect to incur related to Year 2000 compliance have not been material to our business, results of operations or financial condition. In the event that our assessment of our Year 2000 readiness is inaccurate, we could be required to expend substantial resources to remedy any unanticipated Year 2000 problems. Costs associated with unanticipated Year 2000 problems and difficulties in remedying these problems by year end could have a material adverse effect on our business, results of operations and financial condition.

     The most likely Year 2000 failure scenario attributable to a supplier or customer is a systematic failure beyond our control or the supplier's or customer's immediate control, such as a prolonged data communication, telecommunications or electrical failure. A failure of this sort could prevent members from accessing our Web site and prevent us from operating our business. The primary business risks in the event of such a failure would include lost advertising revenues, increased operating expenses and loss of members. Any of these risks could have a material adverse effect on our business, results of operations and financial condition.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL CONTROL AFTER THE OFFERING

     We anticipate that our executive officers, our directors and entities
affiliated with them will, in the aggregate, beneficially own approximately   %
of our outstanding common stock following the completion of this offering, or
  % assuming exercise of the underwriters' over-allotment option. These stockholders will retain substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. See "Principal Stockholders."

PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL

     Various provisions of our Certificate of Incorporation and Bylaws could have the effect of delaying or preventing a change in control and make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE

     Upon completion of this offering, we will have                shares of
common stock outstanding.                of these shares will be transferable
without restriction or registration under the Securities Act of 1933, or pursuant to the volume and other limitations of Rule 144 promulgated under the Securities Act. Following this offering, resales of a substantial number of shares of our common stock into the public market could cause its price to decline.

     Approximately 13,835,907 shares of common stock are subject to lock-up agreements between the holders of those shares and the representatives of the underwriters, pursuant to which the holders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of their common stock until 180 days after the date of this prospectus, subject to limited exceptions. BancBoston Robertson Stephens may release stockholders from the lockup agreement at any time and without notice. Following the expiration of this 180-day period, substantially all of the shares subject to the lock-up agreements will become available for immediate resale in the public market subject to the volume and other limitations of Rule 144, except for 2,000,000 shares of common stock issuable upon conversion of Series E preferred stock. See "Shares Eligible for Future Sale."

OUR SECURITIES HAVE NO PRIOR MARKET

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

OUR STOCK PRICE COULD BE VOLATILE FOLLOWING THIS OFFERING

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. In addition, our results of operations during future fiscal periods following the completion of this offering may fail to meet the expectations of stock market analysts and investors. This failure could lead the market price of our common stock to decline and cause us to become the subject of securities class action lawsuits.

YOU WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT

     The initial public offering price of our common stock is substantially higher than what the net tangible book value per share of the common stock will be immediately after this offering. If you purchase our common stock in this
offering, you will incur immediate dilution of approximately $          in the
net tangible book value per share of our common stock from the price you pay for our common stock (based upon an assumed initial public offering price of $ per share). See "Dilution." The exercise of outstanding options and warrants may result in further dilution.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the common stock for brand promotion, expansion of sales and marketing, new technology and products, working capital and general corporate purposes, including possible future acquisition transactions. We have allocated approximately $2.6 million of the net proceeds to complete a technology purchase, but have not determined how the remaining proceeds will be allocated among the other anticipated uses. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of this offering. The failure of management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

                                USE OF PROCEEDS

     Our proceeds from the sale of the                shares of common stock we
are offering are estimated to be $ million ($ million if the underwriters' over-allotment option is exercised in full) assuming an initial public offering
price of $     per share and after deducting the estimated underwriting
discounts and commissions and our estimated offering expenses.

     We intend to use approximately $2.6 million of the proceeds of the offering to complete the purchase of technology used in operating our loyalty and rewards program. We plan to use the remainder of the proceeds for general corporate purposes, including working capital, branding, membership expansion, advertising, increases in our sales and marketing operations, new technology and products, funding of points liability and expansion of network infrastructure. We may also use some of the proceeds to acquire other companies, technologies, or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities.

     We are making the license payment under a license agreement entered into in November 1998 in connection with our acquisitions of Enhanced Response Technologies, Inc., MotivationNet LLC and Direct Value to You. For additional information regarding these transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisition Transactions" and "Certain Transactions." Under the license agreement, the amount of the payment is based on the present value of a specified royalty amount discounted using a discount rate equal to the prime rate plus 2.0%. The $2.6 million estimate set forth above assumes this payment will be made in June 1999. The actual amount of this payment could vary depending upon the timing of the payment and fluctuations in interest rates. Once this license payment has been made, our rights under the license will be fully paid and we will not have any future royalty or other financial obligations regarding the license.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide increased visibility and credibility in a marketplace where many of our current and potential competitors are or will be publicly held companies.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Covenants in our capital lease and equipment financing agreements prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth:

     - the actual capitalization of MyPoints.com at December 31, 1998;

     - the pro forma capitalization of MyPoints.com after giving effect to the issuance of 2,000,000 shares of Series E preferred stock in 1999 and the conversion of all outstanding shares of preferred stock into 12,388,315 shares of common stock immediately prior to completion of this offering; and

     - the pro forma as adjusted capitalization to give effect to the sale in
       this offering of          shares of common stock at an estimated public
       offering price of $     per share and after deducting the estimated
       underwriting discounts and commissions and estimated offering expenses.

                                                                  DECEMBER 31, 1998
                                                          ---------------------------------
                                                                       PRO       PRO FORMA
                                                           ACTUAL     FORMA     AS ADJUSTED
                                                          --------   --------   -----------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations, less current portion.............  $  2,408   $  2,408     $ 2,408
Stockholders' equity:
  Preferred stock, $0.001 par value; 13,500,000 shares
     authorized, shares issued and outstanding:
     Actual: 10,388,315 shares
     Pro forma: 0 shares
     Pro forma as adjusted: 0 shares....................        10
  Common stock, $0.001 par value; 40,000,000 shares
     authorized, shares issued and outstanding:
     Actual: 6,204,593 shares
     Pro forma: 18,592,909 shares
     Pro forma as adjusted:          shares.............         6         18
Additional paid-in capital..............................    23,380     33,328
Stock subscription receivable...........................      (350)      (350)       (350)
Deferred compensation...................................    (2,541)    (2,541)     (2,541)
Accumulated deficit.....................................   (11,222)   (11,222)    (11,222)
                                                          --------   --------     -------
       Total stockholders' equity.......................     9,283     19,233
                                                          --------   --------     -------
       Total capitalization.............................  $ 11,691   $ 21,641     $
                                                          ========   ========     =======

     This table excludes the following shares:

     - shares issuable upon exercise of stock options outstanding as of December 31, 1998;

     - shares available for future grant or issuance under our stock option and stock purchase plans as of December 31, 1998; and

     - shares issuable upon exercise of warrants outstanding as of December 31, 1998.

     See "Management -- Stock Plans," "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

     Our pro forma net tangible book value deficit as of December 31, 1998 was approximately $1.6 million, or approximately $0.26 per share of common stock. Pro forma net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common
stock immediately afterwards. After giving effect to our sale of          shares
of common stock in this offering at an assumed public offering price of $
per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1998 would have been approximately $
million, or $     per share. This represents an immediate increase in pro forma
net tangible book value of $     per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $     per share to
purchasers of common stock in this offering.

Assumed public offering price per share.....................
  Pro forma net tangible book value per share before
     offering...............................................
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after
  offering..................................................
Net tangible book value dilution per share to new
  investors.................................................

     This table excludes all options and warrants that will remain outstanding upon completion of this offering. See Note 8 of Notes to Consolidated Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

     The following table sets forth as of December 31, 1998 the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by
MyPoints.com at an assumed public offering price of $     per share.

                                    SHARES PURCHASED      TOTAL CONSIDERATION
                                  --------------------    --------------------    AVERAGE PRICE
                                   NUMBER      PERCENT     NUMBER      PERCENT      PER SHARE
                                  ---------    -------    ---------    -------    -------------
Existing stockholders.........
New investors.................
          Total...............

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from November 7, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 are derived from unaudited financial statements that are not included in this prospectus.

                                                   NOVEMBER 7, 1996       YEAR ENDED DECEMBER 31,
                                                    (INCEPTION) TO        ------------------------      PRO FORMA
                                                   DECEMBER 31, 1996        1997           1998          1998(1)
                                                   -----------------      ---------      ---------      ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................       $   --             $   151        $ 1,286       $  1,316
Cost of revenues.................................           --                  78          1,121          1,120
                                                        ------             -------        -------       --------
  Gross profit...................................           --                  73            165            196
                                                        ------             -------        -------       --------
Operating expenses:
  Technology costs...............................           16                 560          1,520          3,913
  Sales expenses.................................           --                 204          1,355          2,061
  Marketing expenses.............................           36               1,465          3,158          5,099
  General and administrative expenses............           16                 712          2,029          2,762
  Amortization of intangible assets..............           --                  --            275          3,300
  Stock-based compensation.......................           --                  77            157            621
                                                        ------             -------        -------       --------
    Total operating expenses.....................           68               3,018          8,494         17,756
                                                        ------             -------        -------       --------
Operating loss...................................          (68)             (2,945)        (8,329)       (17,560)
Interest and other income (expense), net.........            1                  56             63           (144)
                                                        ------             -------        -------       --------
  Net loss.......................................       $  (67)            $(2,889)       $(8,266)      $(17,704)
                                                        ======             =======        =======       ========
Net loss per share:
  Basic and diluted..............................       $(0.08)            $ (2.68)       $ (4.72)      $ (10.12)
                                                        ======             =======        =======       ========
  Weighted average shares -- basic and diluted...          891               1,076          1,750          1,750
                                                        ======             =======        =======       ========
Pro forma net loss per share(2):
  Basic and diluted..............................                                         $ (0.98)      $  (2.09)
                                                                                          =======       ========
  Weighted average shares -- basic and diluted...                                           8,463          8,463
                                                                                          =======       ========

---------------

(1) Assumes the acquisitions of the Web-based rewards program businesses from affiliates of Experian were completed on January 1, 1998. The pro forma net loss per share data set forth in this column do not give effect to the issuance of 2,000,000 shares of Series E preferred stock in 1999.

(2) Assumes conversion of outstanding shares of preferred stock. (See Note 3 to Consolidated Financial Statements.)

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1996      1997        1998
                                                              ------    -------    --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $1,118    $ 2,948    $  5,089
Working capital (deficit)...................................   1,099      2,381        (307)
Total assets................................................   1,205      3,474      18,306
Long-term obligations, less current portion.................      --         47       2,408
Accumulated deficit.........................................     (67)    (2,956)    (11,222)
Total stockholders' equity..................................   1,412      2,692       9,283

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to MyPoints.com are included to identify forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     MyPoints.com was founded as Intellipost Corporation in November 1996. In May 1997, we launched our email direct marketing and rewards program. In November and December 1998, through our acquisition of companies affiliated with Experian, we acquired Internet and electronic commerce related assets and technologies through a series of related transactions. For ease of reference, we refer to these transactions as the Acquisition Transactions in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section. Through the Acquisition Transactions, we acquired a technology license for the operation of a Web-based rewards program. In March 1999, we changed our corporate name to MyPoints.com, Inc. in order to unify our corporate and brand identities. During March 1999, we integrated our email and Web-based direct marketing and rewards programs under the MyPoints brand.

     We generate substantially all of our revenues by delivering promotional email and providing Web-based direct marketing services for our advertising customers. In exchange for these services, we receive fees from our advertisers based on any or all of the following:

     - the number of offers delivered to members;

     - the number of qualified responses generated; and

     - the number of qualified purchases made.

     For our email service, we recognize revenues when an email is delivered, when a qualified response is received or when a product is purchased, depending upon the pricing arrangement used. For our Web-based service, we recognize revenues when a member redeems points earned from actions, such as responding to an offer by clicking through to our offer page or by purchasing the product or service offered.

     Our revenues are driven by a number of factors. These include the number of advertisers engaging us to send direct marketing offers to our membership base, the size of our membership base, and the responsiveness of our members to these direct marketing offers.

     We also offer technology licensing arrangements to customers seeking to develop email or Web-based direct marketing and loyalty programs. In December 1998, we entered into our first license arrangement with Sweden Post, the Swedish postal service, which is establishing a version of the MyPoints BonusMail program for the Swedish market. This license agreement provides for a licensing fee, technical support fees and royalties based on a percentage of revenues from the program site. We will initially recognize revenues under this agreement as we perform technical service and support. Once the program is operational, we will recognize royalty revenue as it is received from Sweden Post. We expect to enter into additional licensing arrangements, particularly for international markets.

     We incurred a net loss of $17.7 million in 1998 on a pro forma basis that assumes that the Acquisition Transactions were completed on January 1, 1998. We intend to implement our strategies by spending substantial amounts on member acquisition and retention, brand development, new product offerings, sales and marketing strategic relationships, and technology and operating infrastructure development. As a result, we expect increases in our net losses and negative cash flows for the next several quarters. We expect to incur net losses at least through 2001. Our limited operating history makes it difficult to forecast future operating results. Although we have experienced revenue growth in recent quarters, we cannot be certain that revenues will increase at a rate sufficient to achieve and maintain profitability. Even if we were to achieve profitability in any period, we might fail to sustain or increase that profitability on a quarterly or annual basis.

PRO FORMA QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth selected unaudited statement of operations data on a pro forma basis, assuming that the Acquisition Transactions were completed on January 1, 1998. The financial statements from which these data have been derived were prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of our pro forma results of operations for each quarter. Our pro forma results of operations for any quarter are not necessarily indicative of the results of operations to be expected in any future period.

                                                                  QUARTER ENDED
                                                   -------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                     1998        1998       1998        1998
                                                   ---------   --------   ---------   --------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues........................................    $   150    $   157     $   296    $   713
Cost of revenues................................        137        108         261        614
                                                    -------    -------     -------    -------
     Gross profit...............................         13         49          35         99
                                                    -------    -------     -------    -------

Operating expenses:
  Technology costs..............................      1,136        813         965        999
  Sales expenses................................        361        578         568        554
  Marketing expenses............................        537        941       1,838      1,783
  General and administrative expenses...........        682        522         636        922
  Amortization of intangibles...................        825        825         825        825
  Stock-based compensation......................         63         26         199        333
                                                    -------    -------     -------    -------
     Total operating expenses...................      3,604      3,705       5,031      5,416
                                                    -------    -------     -------    -------

Operating loss..................................     (3,591)    (3,656)     (4,996)    (5,317)
  Interest and other expense, net...............        (84)        (3)        (40)       (17)
                                                    -------    -------     -------    -------
Net loss........................................    $(3,675)   $(3,659)    $(5,036)   $(5,334)
                                                    =======    =======     =======    =======

Revenues

     Pro forma revenues have increased sequentially in each of the last three quarters. These increases were a direct result of the growth in our membership base during 1998 and an increase in the number of direct marketing offers delivered to our members. We experienced more than 450% growth in our membership base from March 31, 1998 to December 31, 1998, and more than a tenfold increase in the number of direct marketing offers delivered between the first and fourth quarters of 1998.

     Email direct marketing offers generated at least 90% of revenues in each quarter of 1998. Revenues from email offers increased in absolute dollars in each of the last three quarters of 1998. Revenues from Web-based direct marketing offers increased in absolute dollars in each of the last three quarters. The majority of revenues generated from email offers was from advertisers that paid us based on members' qualified responses to, or purchases based on, the offers we delivered.

Gross Profit

     Gross profit equals revenues less cost of revenues. Cost of revenues primarily represents the cost of points awarded to our members for receiving, responding to and purchasing based on our direct marketing offers. Gross profit as a percentage of revenues increased from the first quarter to the second quarter, decreased from the second to the third quarter and remained relatively constant from the third to the fourth quarter. The sequential increase in gross profit in the last three quarters was due to a higher number of revenue generating responses to the direct marketing offers.

Technology Costs

     Our technology expenses primarily consist of compensation for technology personnel, fees for outside technology consultants, and an allocation of fixed costs. We expense technology costs as they are incurred. Technology costs decreased during the second quarter before increasing over the last two quarters of 1998. We expect technology costs to increase during the next several quarters as we integrate our email and Web-based programs into a single technology platform and provide technical support for the Sweden Post licensing agreement.

Sales Expenses

     Our sales expenses primarily represent compensation for sales and sales-related employees, expenses for trade shows and other advertising and promotions directed towards the direct marketing advertising community, and an allocation of fixed costs. Sales expenses remained relatively constant after the first quarter of 1998. The increase in sales commissions due to higher revenues was partially offset by lower sales payroll and sales-related expenses during the last three quarters of 1998. We expect sales expenses to increase over the next several quarters as we continue to hire additional sales employees to pursue our objective of increasing advertising sales.

Marketing Expenses

     Our marketing expenses primarily consist of member acquisition expenses, compensation for marketing personnel and an allocation of fixed costs. Member acquisition expenses consist primarily of online advertising and promotion costs to attract members to our email and Web-based programs. Also included in member acquisition expenses is the cost of the points awarded to members for signing up and completing demographic and behavioral enrollment forms. Significant increases in online advertising and promotion expenditures in the second half of 1998 contributed to the growth of membership during the same period. This growth in membership led to higher expenditures related to the cost of points awarded to members for signing up and completing enrollment forms.

General and Administrative Expenses

     Our general and administrative expenses include compensation for administrative personnel, fees for outside professional advisors and an allocation of fixed costs. As a percentage of revenues, general and administrative expenses decreased during the second half of 1998. The absolute dollar increase in the second half of 1998 was due to higher outside professional fees and an increase in the number of administrative personnel. We expect that general and administrative expenses will increase in absolute dollars over the next several quarters, but will decrease as a percentage of revenues.

ANNUAL RESULTS OF OPERATIONS

     We completed the Acquisition Transactions during November and December 1998. Accordingly, approximately one month of operations of the acquired businesses are included in our actual results of operations for the year ended December 31, 1998. The discussion below is based on the Statement of Operations Data set forth under "Selected Consolidated Financial Data."

Revenues

     Our revenues increased to $1.3 million in 1998 from $151,000 in 1997. We had no revenues and no material expenditures in 1996. Our email direct marketing program was launched in May 1997 and began generating revenues in July 1997. Our email program produced substantially all of our revenues in 1997 and 1998. The increase in revenues from 1997 to 1998 was due primarily to an increase in the number of direct marketing offers delivered to our members for advertisers, as well as to an increase in the size of our membership base.

Gross Profit

     Gross profit increased to $165,000 in 1998 from $73,000 in 1997. This increase was due primarily to an increase in the number of revenue-generating responses and purchases by members. In addition, during 1998, based on our experience with members who became inactive in the points program, we recognized an allowance for estimated points that are likely to expire prior to their redemption. This allowance has been credited to cost of revenues during 1998.

Technology Costs

     Our technology costs increased to $1.5 million in 1998 from $560,000 in 1997. This increase was primarily due to increased hiring of technical employees and consultants during 1998.

Sales Expenses

     Our sales expenses increased to $1.4 million in 1998 from $204,000 in 1997. An increase in the number of sales and sales support employees led to higher payroll expenses. Increases in revenues led to higher sales commissions and, therefore, higher sales expenses. Also contributing to the increase in sales expenses were increases in travel, advertising and promotions, and other sales-related expenses.

Marketing Expenses

     Our marketing expenses increased to $3.2 million in 1998 from $1.5 million in 1997. This increase was primarily due to a large increase in member acquisition expenses, including online advertising and promotion expenditures as well as the cost of points awarded to members for enrollments and related activities. Marketing payroll expense also increased in 1998 as we hired additional marketing staff including a Senior Vice President, Member Marketing.

General and Administrative Expenses

     Our general and administrative expenses increased to $2.0 million in 1998 from $712,000 in 1997. The increase resulted from higher professional fees and, to a lesser extent, occupancy costs relating to opening of sales offices and an increase in the size of our San Francisco headquarters facility. Payroll expenses associated with hiring administrative personnel also contributed to the increase.

Income Taxes

     We recorded a net loss of $2.9 million in 1997 and $8.3 million in 1998. Accordingly, no provision for income taxes was recorded in these years, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

     As of December 31, 1997 and 1998, we had net operating loss carryforwards of approximately $1,360,000 and $7,810,000 for federal income tax purposes, and $1,380,000 and $7,820,000 for state income tax purposes. The federal and state net operating loss carryforwards begin to expire in the years 2011 and 2004, respectively. Our ability to utilize our net operating loss carryforwards to offset future taxable income, if any, may be restricted as a result of equity transactions that give rise to changes in ownership as defined in the Tax Reform Act of 1986.

STOCK-BASED COMPENSATION

     As of December 31, 1998, we recorded aggregate deferred compensation totaling $2.5 million in connection with the grant of stock options to employees and consultants prior to December 31, 1998. This charge is being amortized over the vesting period of the options which ranges from four to five years. In addition, during the quarter ending March 31, 1999, we anticipate recording an additional unearned compensation charge of approximately $4.7 million relating to options granted during this quarter. This charge will also be amortized over the vesting period of the options granted.

     Stock-based compensation of $63,000, $19,000, $43,000 and $33,000 was recognized in the quarters ended March 31, June 30, September 30 and December 31, 1998. We expect per quarter amortization of approximately $200,000 in 1999 and annual amortization of approximately $1.5 million in 2000, $1.5 million in 2001 and $1.4 million in 2002, $1.1 million in 2003 and $900,000 in 2004 relating to these options. See Note 8 of Notes to Consolidated Financial Statements.

ACQUISITION TRANSACTIONS

     In November and December 1998, we entered into the Acquisition Transactions to acquire Internet and electronic commerce related assets from companies affiliated with Experian. The Acquisition Transactions involved the following principal elements:

     - the merger of a subsidiary of MyPoints.com with and into Enhanced Response Technologies, Inc., where the outstanding shares and options of Enhanced Response Technologies were exchanged for 1,435,946 shares of our common stock and options to purchase 402,818 shares of our common stock;

     - the acquisition from two subsidiaries of Experian of all of the outstanding ownership interests of MotivationNet, LLC in exchange for 1,213,592 shares of our Series D preferred stock and 2,164,535 shares of our common stock; and

     - the acquisition from Experian's subsidiary Metromail Corporation of certain assets relating to the "Direct Value to You" Internet sponsorship product for $400,000 in cash, payable over 30 months.

     The Acquisition Transactions were accounted for using the purchase method. The aggregate purchase price was $13.6 million, consisting of $9.1 million in stock and cash, and $4.5 million in liabilities assumed. The purchase price has been allocated to acquired tangible and intangible assets based on their estimated respective fair values as of the date of acquisition. Estimated fair values were determined using a combination of methods, including replacement cost estimates for acquired membership base and customer base, and a risk-adjusted income and cash flow approach for trademark and tradename and the acquired technology license agreement. The purchase price allocation and the schedule over which the value attributable to each acquired asset will be amortized are as follows:

                                                                       AMORTIZATION
                                                      AMOUNT              PERIOD
                                                  --------------   ---------------------
                                                  (IN THOUSANDS)
Tangible assets.................................     $ 2,400       3 years
Trademark and tradename.........................       1,800       5 years
Technology license agreement....................       7,300       4 years
Membership base.................................         800       0.5 to 2.5 years
Customer base...................................         500       0.5 to 3 years
Other intangible assets.........................         800       2 years
                                                     -------
          Total.................................     $13,600
                                                     =======

     The amortization periods are based on our estimates of the useful lives of each acquired asset, as it existed at the time of the acquisition. Upon completion of the public offering of our capital stock we are obligated to purchase the licensed technology for a payment equivalent to the then present value of the future minimum royalty payments. We expect to pay approximately $2.6 million upon completion of the public offering, representing the net present value of the $4.2 million royalty obligation. See "Use of Proceeds."

LIQUIDITY AND CAPITAL RESOURCES

     Since incorporation, we have financed our operations primarily from the sale of equity securities to venture capital firms and other individual, institutional and strategic investors. We have also borrowed funds under long-term capital lease and equipment financing facilities.

     Net cash used in operating activities was $2.3 million in 1997 and $5.5 million in 1998. In 1997, the net cash used by our $2.9 million net loss was partially offset by a $519,000 increase in points redemption liability, a $52,000 increase in accounts payable and other accrued liabilities, and non-cash charges of $77,000 in stock-based compensation. In 1998, the net cash used by our $8.3 million net loss was partially offset by a $1.7 million increase in points redemption liability, an $878,000 increase in accounts payable and other accrued liabilities, and non-cash charges of $157,000 in stock-based compensation.

     Net cash used in investing activities was $353,000 in 1997 and net cash provided by investing activities in 1998 was $1.4 million, all of which in 1997 was used to acquire property and equipment, primarily computer equipment and software, and most of which in 1998 was provided by an affiliate of Experian in connection with the Acquisition Transactions.

     Net cash provided by financing activities was $4.5 million in 1997 and $6.2 million in 1998. These amounts included net proceeds of equity financings of $4.3 million in 1997 and $6.1 million in 1998, a $100,000 equipment term loan established in 1997 and a $400,000 equipment term loan established in 1998. The loans have floating interest rates of prime plus 1.5% for the 1997 loan and prime plus 0.5% for the 1998 loan. Both loans are secured by a pledge of our assets and require us to comply with certain financial covenants. During 1997 and 1998, we were in compliance with these covenants or were operating under appropriate waivers.

     In addition, in 1997 and 1998, we entered into various non-cancelable capital lease agreements for certain types of capital expenditures. As a result of these capital lease agreements, we have an outstanding lease payment obligation of $298,000 as of December 31, 1998. These capital lease agreements have terms ranging three to five years with interest rates ranging from 7.2% to 18.0%.

     At December 31, 1998, we had cash and cash equivalents of $5.1 million. In 1999, we completed an equity financing that resulted in net proceeds to us of $9.9 million. Upon the completion of this offering, we will be obligated to make a payment of $2.6 million to acquire licensed technology. For additional information regarding this payment, see "Use of Proceeds." We estimate that we will make capital expenditures of approximately $2.0 million during the next 12 months.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements through the end of 2000. We may need to raise additional funds, however, to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be materially adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our consolidated financial statements.

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, Reporting on the Costs of Start-Up Activities. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of the start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted the SOP during the year ended December 31, 1998. The adoption of the SOP did not have a material impact on the consolidated financial statements.

FACTORS AFFECTING OPERATING RESULTS

     Our results of operations have varied widely in the past and we expect that they will continue to vary significantly in the future due to number of factors, including those set forth under "Risk Factors." You should read the "Risk Factors" section of this prospectus carefully. Due to these factors, we believe that quarter-to-quarter or year-to-year comparisons of our results of operations are not a good indication of our future performance. Our results of operations in some future quarter may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to decline.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software products used by many companies may need to be upgraded to comply with these year 2000 requirements.

     We designed the software underlying our email and Web-based programs as well as our Web site and related technology infrastructure to be year 2000 compliant. However, we rely on third-party hardware and software in the operation of our business. We believe we have identified all of the major information systems used in our internal operations and have substantially completed all modifications, upgrades or replacements to minimize the possibility of a material disruption of our business. The expenditures that we have incurred to date and the expenditures we expect to incur in this regard have not been and are not expected to be material to our business, results of operations and financial condition.

     We have also contacted the vendors of third-party hardware and software we use in order to gauge their year 2000 compliance. Based on these vendors' representations and the activities we have conducted, we believe that the third-party hardware and software we use are year 2000 compliant. We cannot assure you, however, that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems. If, in the future, it comes to our attention that the software underlying our email or Web-based programs requires modification, or that any of our third-party hardware and software are not year 2000 compliant, then we will seek to make modifications to our systems. In such case, we expect such modifications to be made on a timely basis and we do not anticipate that the cost of such modifications will have a material effect on our results of operations. There can be no assurance, however, that we will be able to modify such systems in a timely and successful manner to comply with the year 2000 requirements. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     We are also vulnerable to systemic failures resulting from year 2000 problems. These failures could include prolonged data communications, telecommunications or electrical failures. A failure of this type could prevent members from accessing our Web site or prevent us from operating our business. As a result, we could experience lost advertising revenues, increased operating expenses and loss of members. Any of these eventualities could have a material adverse effect on our business, results of operations and financial condition.

                                    BUSINESS

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. We integrate targeted email and Web-based direct marketing offers with online loyalty programs to create valuable benefits for both our consumer members and our business partners. Our approach gives consumers the opportunity to earn rewards for receiving and responding to offers, and provides businesses with comprehensive customer acquisition and retention tools.

     We have built a proprietary member database containing approximately two million detailed consumer profiles. We earn revenues by delivering online direct marketing offers to this membership base. We charge advertisers a fee based on offers delivered, qualified leads generated or online transactions executed. We maintain active relationships with more than 200 advertisers, loyalty partners and rewards providers, including leading brands such as American Express, Barnes & Noble, Disney, eBay, GTE, Intuit, Macy's, Sprint and Tower Records.

INDUSTRY BACKGROUND

Growth of the Internet and Electronic Commerce

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation (IDC), a leading technology research organization, estimates that the number of Web users will grow from approximately 97 million worldwide in 1998 to approximately 320 million worldwide by the end of 2002.

     The growing use of the Web represents a significant opportunity for businesses to conduct commerce over the Internet. According to IDC, transactions on the Internet are expected to increase from approximately $32 billion worldwide in 1998 to approximately $426 billion worldwide in 2002. Businesses typically use the Internet to offer products and services, such as software, books, home loans and airline tickets, that do not require the customer's physical presence to make a purchase decision. The Internet allows these businesses to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel.

Online Direct Marketing

     Businesses operating in the electronic commerce marketplace engage in various forms of online direct marketing to generate sales of products or services. Direct marketing is advertising that is intended to generate a specific response or action from a targeted group of consumers. Examples of traditional forms of direct marketing include catalog mailings, magazine inserts and telesales. According to the Direct Marketing Association, 1998 direct marketing advertising commitments totaled $163 billion in the United States. Online direct marketing can take the form of email or Web-based promotional offers. Online direct marketing is particularly attractive because advertisers can use tools that are not available in traditional media, such as measurement of "click-through" rates and one-click response to email offers. These tools give advertisers rapid feedback on their marketing campaigns. This feedback can be used to tailor new messages and targeted offers.

     Because of these advantages, advertisers are committing relatively more dollars to online direct marketing campaigns than to other forms of Internet advertising, such as banner-based brand marketing. Forrester Research projects Internet advertising expenditures in general to increase from $1.3 billion in 1998 to $10.5 billion in 2003. Forrester estimates that direct marketing will account for between 30% and 50% of the total online advertising expenditures in 2001, up from 21% in 1998.

     Despite this trend, significant barriers to online direct marketing remain:

     - Inundation. According to Jupiter Communications, a leading Internet marketing research firm, the quantity of email messages per user sent in the United States will surpass the volume of pieces of postal mail per household in 1999. The sheer number of email messages leads to competition for the attention of consumers. According to Jupiter, 16.0% of email recipients immediately delete email from commercial sources, and another 17.0% delete email unless it is from a familiar source.

     - Spam. Unsolicited commercial email -- commonly known as "spam" -- is not an acceptable medium for major brands that value consumer opinion. Current and pending state and federal legislation places significant restrictions on the use of unsolicited commercial email.

     - Anonymity. Email addresses are largely anonymous. There is no easy way to correlate email addresses with users' demographic and behavioral data without their input. Effective targeting of messages online is difficult without this input.

Online Loyalty Programs

     Membership-based loyalty programs have long been a standard part of the retail product and service landscape. Consumer loyalty programs now operating in the United States serve businesses as diverse as supermarkets, telecommunication companies, airlines, and music and book sellers. As the number of Internet users increases, the relative importance to businesses of customer retention will also increase. As a result, leading online merchants and content providers are increasingly launching and testing programs aimed at retaining their most valuable customers. The challenges that their businesses face in establishing online loyalty programs include the cost of implementing and operating the program and the ability to provide consumers with sufficient opportunities to earn and redeem awards.

Market Opportunity

     Online direct marketing programs offer unique advantages to businesses, including:

     - an interactive advertising format that enables consumers to respond and purchase online, without the need for telephone calls or store visits;

     - high rates of response to direct marketing offers of between 5.0% and 15.0%, compared to banner bar click-through rates, which have reportedly declined from 2.0% to 0.5% over the past year;

     - low cost per email message of between $0.01 and $0.25, compared to $1.00 to $2.00 per piece of direct marketing material sent via postal mail; and

     - short campaign life cycles of between 48 and 72 hours, compared to six to eight weeks offline.

     Online direct marketing programs typically have focused on customer acquisition. As the Internet grows as a commercial medium, companies doing business online are increasingly focusing on customer retention. This creates an opportunity for an integrated direct marketing and loyalty rewards program.

THE MYPOINTS.COM SOLUTION

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. We believe that we are the first to combine targeted email and Web-based direct marketing offers with online loyalty programs to create valuable benefits for both our consumer members and our business partners. This approach provides our consumer members with the opportunity to earn rewards for their participation and our business partners with effective customer acquisition and retention tools.

Consumer Benefits

     The MyPoints program offers the following benefits to members:

     - Relevant Offers. The depth of our member database enables us to target advertisements to our members with a high degree of accuracy. This helps us to direct only the most relevant offers to each member and increases the likelihood that the member will view and respond to a given message.

     - Leading Brands. We increase the attractiveness of our program by providing our members with direct marketing offers from name brands such as American Express, Disney, eBay, Egghead.com, Intuit, GTE, Macy's and Sprint.

     - Wide Variety of Rewards. We have designed our rewards programs to be broad-based. Rather than focusing on one particular type of consumer award, such as frequent flyer miles, we provide a range of redemption opportunities, including electronic gift certificates from name-brand retailers, credits in other popular rewards programs, long distance minutes and travel awards.

     - Easily Attainable Rewards. Many of our reward opportunities are at point levels that are low enough to be earned in a matter of weeks by a typical active member. These easily attainable rewards include $10 gift certificates at major retailers such as Barnes & Noble and restaurant chains such as The Olive Garden. We offer our members a variety of point earning opportunities that do not require a purchase as well as the ability to earn points for offline activities including credit card and long distance telephone usage.

     - Attractive Member Experience. Our highly personalized, easy-to-use interface features one-click purchase and redemption capability. We provide personalized Web interfaces that feature the member's name and current point balance. We also deliver email offers in rich media (HTML-enhanced) format.

     - Privacy and Control. We assure members that we will not sell personal information to third parties without permission. We also give members a significant amount of control over their experience by allowing them to set their own daily message levels, screen out unwanted advertisement or award categories, or opt out of the MyPoints program.

Business Benefits

     MyPoints.com provides both our advertising clients and our loyalty partners a competitive advantage in the acquisition of new customers and the retention of existing customers:

     - Access to Our Proprietary Member Database. Our member database consists of extensive demographic, behavioral and transactional information provided to us by approximately two million consumers. We use these detailed member profiles to target offers, allowing our business partners to reach the most suitable audience for their promotions and increase consumer response rates.

     - Detailed Real-Time Reporting. Online direct marketing campaigns begin to generate results in two or three days compared to several weeks in offline campaigns. We employ sophisticated marketing analytics and real-time reporting technology to evaluate the initial results of a campaign and use that information to improve the overall results of current and future campaigns of our advertisers.

     - High Return on Advertising Investment. We offer direct marketers the ability to target and reward consumers with online offers for approximately one-tenth the cost of typical offline direct marketing promotions. As a consequence of improved testing, targeting and rewarding capabilities, we expect online direct marketing response rates to be higher than other online and offline media. This combination of lower delivery costs and higher response rates generates returns on advertising investment that are higher than those achieved by competing direct response media.

     - Customized Loyalty Solutions. We offer a variety of cost-effective and customized solutions to our loyalty partners, including co-branded and private label versions of our MyPoints rewards program. Our proprietary Digital Loyalty Engine technology enables our business partners to design and manage innovative and flexible online loyalty programs. Current loyalty partners include GTE, Prodigy and Talk City.

     - Integrated Approach to Online Direct Marketing. We believe we are the only direct marketing provider that has integrated online direct marketing with an online rewards program. This enables our advertisers to increase consumer response and retention rates by rewarding consumers for responding to their targeted offers.

STRATEGY

     Our objective is to build leading online consumer membership services and to enable our advertising clients and loyalty partners to better acquire and retain customers online. Key elements of our strategy to achieve this objective are to:

Expand Our Proprietary Database

     To increase the size of our membership base, we plan to use a variety of approaches, including online advertising, referrals, and co-branded and private label loyalty partnerships. We increase the depth of our database by rewarding consumers for joining our MyPoints program and for completing detailed surveys from which we collect demographic and behavioral data. We also increase the depth of our database by tracking the transaction activity of our members in the MyPoints program. We will continue to use our proprietary and third-party data sources to build more detailed profiles of our members.

Leverage Our Direct Marketing and Loyalty Program Expertise

     We will continue to use our significant experience in managing direct marketing and loyalty membership programs on the Internet on behalf of our advertising clients and loyalty partners, to enable them to maximize response rates to their offers and increase customer retention. We have developed an in-house expertise in database marketing and provide our advertisers with needed support services, including the design and delivery of rich-media email and Web-based offers.

Increase Awareness of Our Brand

     We seek to increase awareness of the MyPoints brand through extensive consumer and trade advertising campaigns, including national print and broadcast placements and strategic industry sponsorships. We have unified our corporate and consumer brand names to strengthen the MyPoint brand identity. We also plan to establish partnerships with high-profile Internet brands. We will seek to further associate our brand with the strong brands of our advertisers and partners.

Maintain Our Technology Leadership

     The MyPoints Digital Loyalty Engine, which underlies our rewards programs, is a highly scalable platform designed to serve the needs of our members and business partners. The system currently supports approximately two million member accounts working in proprietary, co-branded and private label loyalty environments, and serves more than one million email and Web-based direct marketing offers daily. We plan to continue developing and improving our technology to meet the needs of a growing online marketplace. We also intend to leverage the technology and experience of Experian, a leading information services and database management company.

Pursue Strategic Acquisitions and Alliances

     We have made several acquisitions, license arrangements and strategic alliances to build our membership base and improve our level of services. In our principal acquisition transaction, we acquired Internet and electronic commerce assets and technologies to support Web-based rewards programs from companies affiliated with Experian. This acquisition enabled us to integrate email and Web-based direct marketing and loyalty programs under the MyPoints name. Through this acquisition, we believe we have become a key element of Experian's long-term Internet strategy. We intend to pursue additional strategic alliances and acquisitions aggressively to increase membership through co-branded and private label programs, offer new products and services, access new geographic markets and obtain proprietary technologies.

Expand Internationally

     We believe the anticipated international growth of Internet usage has the potential to generate significant additional revenue opportunities for us. According to IDC, the number of Web users outside the United States is projected to increase from approximately 46 million in 1998 to approximately 184 million in 2002. We currently have one international agreement in place with Sweden Post, the Swedish postal service, to license a localized version of MyPoints BonusMail for the Swedish market. Sweden Post operates one of Europe's leading electronic commerce Web sites. Although we currently only have a single international arrangement in place, we are committed to pursuing opportunities for additional international strategic transactions.

MYPOINTS.COM PRODUCTS AND SERVICES

MyPoints and MyPoints BonusMail

     The MyPoints program serves two primary constituencies, our members and our business partners. Members enroll to earn rewards by responding to targeted offers on the Web at the MyPoints Web site and to targeted offers by email through MyPoints BonusMail. Advertising clients use MyPoints to reach a selected group of members with targeted offers and incentives. We believe that MyPoints is the Internet's only direct marketing program that integrates in a single program outbound electronic commerce via "rewarded" email with Web-based point-earning opportunities.

     The MyPoints program begins with enrollment, where consumers receive rewards points for providing key demographic and behavioral information. This enrollment information is supplemented with transactional data gathered as our members interact with our services. Once enrolled, MyPoints members receive points for responding to targeted, personalized HTML-enhanced offers. Members may also earn points by filling out additional online surveys. After earning a sufficient number of points, MyPoints members may redeem their points online for products and services from our rewards partners, including long distance minutes, travel awards, points in other loyalty programs and electronic gift certificates. Members may also spend their points at participating catalog sites where merchandise prices are denominated in points for MyPoints members.

     The list of Web-based point-earning opportunities presented to the member on the MyPoints "earn page" depends on the profile of the visiting member. Some of the information that determines the point-earning opportunities directed to a member include geographic location, leisure time interests, financial information and investment interests. The MyPoints program features a sophisticated online account maintenance area, where members may change their preferences and other personal information, access their earning history and account balance, contact a member care representative, and redeem points.

     We also place a high degree of importance on our commitment to maintaining the security of member information. We are members of both TRUSTe and the Online Better Business Bureau, and we adhere to the principles of these organizations.

MyPoints Network

     The MyPoints Network is a system of participating Web sites which offer our members the opportunity to earn points at locations on the Internet other than the MyPoints Web site. We provide participating Web sites with a supply of reward points to distribute to their visitors as a loyalty and incentive tool in exchange for the opportunity to enroll their visitors in our service. These partnerships can be co-branded in cases such as GTE and Talk City, where the partners commit to bring us a certain number of new members. In these partnerships, the currency always retains the MyPoints brand and we retain direct marketing rights to the members generated by the service.

     We compensate loyalty partners with points for each new member the partner brings to the MyPoints program. We either manage the program externally or enable our partner to set point-earning opportunities without our direct involvement using our Digital Loyalty Engine. The Digital Loyalty Engine enables our partners to reward any action that requires a click on the site, such as clicking on a banner, registering for a service or purchasing a product. We also provide each partner with a supply of rewards points based on prospective membership growth, internal promotion to MyPoints members, and, in some cases, cooperative advertising to launch the new Web site.

     Network partnerships create cost-effective membership growth. They also increase our brand awareness among new affinity groups. Our network partnership marketing group focuses on current rewards partners, electronic commerce alliances, major electronic commerce and entertainment sites, Web-based email providers, and online community sites and portals.

Private Label Loyalty Programs

     We also build and operate fully customized, private label point programs based on the MyPoints technology. We currently operate two private label programs, on behalf of Prodigy (Prodigy Points) and NextCard Internet VISA (NextCard Rew@rds). Private label loyalty programs operate in a manner similar to the MyPoints Network program, except that the points are branded exclusively for the partners. We may still market to the partners' members; however, the marketing material we use is branded for the partners and the points issued for responses are the partners' branded currency. The private label redemption options can also be adjusted to maximize support for the partner's branding. We might also include the partners' own product line in the redemption option, providing a set of highly relevant awards to the partner's consumer base. At all levels, a private label loyalty program reinforces the partner's brand and builds loyalty to the partner's brand, while at the same time expanding our direct marketing service base.

Licensing Programs

     We offer our technology for license to customers seeking to develop email or Web-based direct marketing and loyalty programs. As part of our license agreement, we may receive a set up fee and royalties based on a percentage of revenues derived from the licensed site. We currently have one licensing agreement in place with Sweden Post. This agreement establishes a version of the MyPoints BonusMail program for the Swedish market. Licensing is an attractive way for us to address most international market opportunities, which typically require a foreign language Web site as well as advertising and points redemption opportunities relevant to the local market.

SALES AND MARKETING

     Our advertising sales organization consisted of 15 employees located in San Francisco, New York, Los Angeles and Chicago as of March 25, 1999. This organization is dedicated to developing and maintaining relationships with leading advertisers and advertising agencies nationwide. We also seek to enter into relationships with third-party advertising sales representatives to augment the efforts of our direct sales personnel. For example, we recently entered into an agreement with a telesales firm specializing in email advertising sales. During 1998, over 150 advertisers participated in our direct marketing programs.

     Our consumer marketing and business development organization consisted of 20 employees in San Francisco, New York and Chicago as of March 25, 1999. This organization is dedicated to acquiring members for our online direct marketing program. The consumer marketing group uses a variety of member acquisition strategies, including referrals by current members, banner bars or other online media placements, and affiliate programs. Affiliate programs include relationships in which partners bring new members to MyPoints by introducing the service to their own user bases in exchange for exposure of their own services to the MyPoints membership or a cash payment per member. We have a wide variety of affiliate programs in place, including one with Microsoft under which MyPoints BonusMail is listed as a preferred product in the download area for Microsoft's email product, Outlook Express. These products are complementary in that Outlook Express enables the user to read rich-media email and MyPoints BonusMail can deliver email in this format. The business development group uses loyalty partnerships to acquire members for our online direct marketing program. These partnerships can take various forms, including membership in the MyPoints Network and private label loyalty programs.

ADVERTISING CLIENTS AND REWARDS PROVIDERS

     Set forth below are representative lists of our advertising clients and MyPoints rewards providers:

Advertising Clients

Automotive             --   Clarion, Nissan
Financial Services     --   Citibank, E*Trade
Entertainment          --   BMG Entertainment, Disney
Health                 --   BPR Health, OnHealth
Internet               --   eBay, iVillage
Membership Services    --   Cendant, The Signature Group
Publishing             --   U.S. News and World Report, Ziff-Davis
Retail                 --   eToys, Macy's
Software               --   Egghead.com, Intuit
Telecommunications     --   Sprint, Working Assets

Rewards Providers

Barnes & Noble             Blockbuster
Carnival Cruise Lines      Eddie Bauer
Hilton HHonors             Hyatt Hotels
Macy's                     Marriott
The Sharper Image          Sony Music
Sprint                     Target
Tower Records              VacationMiles

MEMBER CARE

     We have established a measurable member care process that is designed to provide superior service to all program participants.

Automated Inquiry System

     We have developed automated online support services for our members, such as online access to account information and transaction histories. Our new member inquiry interface, which we expect to release in the second quarter of 1999, is designed to answer member questions automatically. Through this member inquiry system, customers will contact us via a Web form that generates an email containing relevant customer account information for efficient handling by our member care staff.

24/7 Support

     We employ an internal staff dedicated to member care and a specialized customer support vendor, Brigade Solutions, to maximize coverage and minimize cost and turnaround time. Through this combination, we are able to provide 24-hour, 7-day coverage with immediate automated responses for all online inquiries and a turnaround time of less than 24 hours for more than 95% of basic member inquiries. We intend to continue to enhance our member care services through increased availability of online member self-support and improved customer reporting systems.

TECHNOLOGY AND INFRASTRUCTURE

     We have developed a scalable, secure and reliable technology infrastructure to support our online direct marketing and loyalty rewards program. The principal element of our proprietary technology is our Digital Loyalty Engine. The Digital Loyalty Engine enables our loyalty partners to set the parameters of point-earning transactions without our direct involvement. Customizable elements include the number of times in a given period an award may be earned, the number of points per transaction, the maximum number of transactions per member and the maximum aggregate numbers of points that can be awarded in a given campaign. Partners can use the Digital Loyalty Engine to take advantage of market opportunities on a real-time basis by establishing new point-earning opportunities or altering the parameters of existing opportunities.

Scalability

     Our technology is designed to support tens of millions of users. To date, we have demonstrated the scalability of our architecture with approximately two million consumers enrolled in our direct marketing and loyalty programs as well as programs such as MyPoints by GTE, NextCard Rew@rds and Prodigy Points. Our system is also designed to capture a large amount of data from our members, which is critical to the creation of a successful online loyalty rewards program. Our systems can also be integrated with our partners' own databases, thereby enhancing data exchange and data mining for marketing purposes.

Security

     We incorporate a variety of encryption techniques meant to protect the privacy of consumer information and the integrity of client transactions. We also employ a variety of automated fraud detection procedures to identify patterns of abuse and potential fraudulent use of the system. Our fraud detection systems can automatically disable accounts in which fraud is suspected. The data center where our system is located provides 24/7 security management.

Reliability

     Our software system architecture uses industry standard technologies to maximize reliability. We use Secure Socket Layer for secure transactions, Oracle databases, the UNIX operating system and the Netscape Web server within our infrastructure. All of these platforms have demonstrated a high degree of reliability. Our databases are also distributed among clients and among functions. In particular, each Digital Loyalty Engine, where transactions are recorded, is separate from the main database of account records. As a result a database failure will typically affect only a particular client or function and will not adversely impact our entire system. We back up our Oracle databases to long-term tape storage on a daily basis.

     Our network servers are housed separately at Exodus Communications' data center in Jersey City, New Jersey. The Exodus data center provides redundant network connections, redundant connections to power grids, diesel generators for emergency power, air conditioning and 24/7 engineering support. Our infrastructure is built to maximize reliability through the use of multiple central processor units and redundant power supplies, networking and input/output controllers. Our Web servers use dynamic load balancing for increased throughput and availability.

COMPETITION

     We face intense competition from both traditional and online advertising businesses. We expect competition to increase due to the lack of significant barriers to entry in the online advertising market. As we expand the scope of our services, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Currently, several companies offer competitive online products or services, including CyberGold and Netcentives. We may also face competition from established online portals and community Web sites that engage in direct marketing, as well as from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

     Our ability to compete depends upon many factors, including:

     - the timing and market acceptance of new products and services developed either by us or our competitors;

     - our ability to demonstrate the effectiveness of our service to advertisers;

     - our ability to increase the number of members who participate in our online programs;

     - our ability to increase the depth of information in our database regarding our members by capturing demographic, behavioral and transactional data;

     - our ability to increase awareness of our brand;

     - the capacity of our technology infrastructure to meet the needs of our members, advertisers and loyalty partners; and

     - sales and marketing efforts by us or our competitors.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark law. We have filed four patent applications in the United States. We also plan to file corresponding international patent applications. We have entered into confidentiality or license agreements with our employees and consultants, and corporate and strategic partners and generally seek to control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States and internationally. We have registered trademarks for "MyPoints," "BonusMail" and "Rew@rds" in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance as to the future viability or value, if any, of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any intellectual property litigation would result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition. Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. These claims and any resultant litigation, should it occur, may subject us to significant liability for damages, may result in invalidation of our proprietary rights and, even if not meritorious, would be time-consuming and expensive to defend and would result in the diversion of management time and attention, any of which may have a material adverse effect on our business, results of operations and financial condition.

     We have licensed, and may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or reputation.

EMPLOYEES

     As of March 25, 1999, we employed 79 people, including 35 in sales and marketing, 31 in technology and production and 13 in support, administration, finance, management and human resources. We believe that we maintain good relations with our employees.

FACILITIES

     We are currently leasing approximately 7,878 square feet of office space in San Francisco, California, approximately 5,650 square feet of office space in Schaumburg, Illinois and approximately 4,500 square feet of office space in New York, New York. Our sales, marketing, finance and administration functions are based in San Francisco. Our technology and production groups are based in

Schaumburg. We are currently in the process of expanding our Schaumburg facility by leasing additional space in our current building and we believe we will be able to obtain such additional space on commercially reasonable terms. We also currently plan to increase our office space in San Francisco during 1999. We do not have any commitments for this additional space, but we believe we can obtain additional space on commercially reasonable terms. We believe that the additional space we intend to lease in San Francisco and Schaumburg will meet our space requirements for the next several years. The lease for the San Francisco facility expires in November 1999, with an option to extend the lease for one additional three-year term. The leases for the existing Schaumburg facility expire in May 1999 and March 2001.

DIRECT MARKETING BOARD OF ADVISORS

     We have assembled a board of advisors with significant experience in the direct marketing industry. Our board of advisors consists of:

        Steve Carbone
        President, Grey Direct e.marketing

        G. Steven Dapper
        Chief Executive Officer of Hawkeye Media
        Former Chairman and Chief Executive Officer, Rapp Collins Worldwide

        Rashi Glazer
        Editor-in-Chief, Interactive Marketing Journal
        Professor of Marketing, Haas School of Business, University of California at Berkeley

        Worthington Linen
        Chairman and Chief Executive Officer, The Signature Group
        Former President and Chief Executive Officer, BMG Direct

        George S. Wiedemann
        Chairman and Chief Executive Officer, Grey Direct Marketing Group Chairman of the Direct Marketing Association

        Lester Wunderman
        Founder and former Chairman, Wunderman Cato Johnson

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth, as of December 31, 1998, certain information concerning our executive officers and directors:

                NAME                   AGE                         POSITION
                ----                   ---                         --------
Steven M. Markowitz..................  28    Chief Executive Officer and Chairman of the Board
Robert C. Hoyler.....................  48    President, Chief Operating Officer and Director
Charles H. Berman....................  47    Senior Vice President, Sales
Virgil Bistriceanu...................  40    Senior Vice President, Technology
Frank J. Pirri.......................  58    Senior Vice President, Partnership Development
Robert Wise..........................  39    Senior Vice President, Member Marketing
Layton S. Han........................  33    Vice President, Finance and Chief Financial Officer
Howard L. Morgan.....................  53    Director
Thomas Newkirk.......................  45    Director
Lawrence E. Phillips.................  32    Director
Mario M. Rosati......................  52    Director
Lester Wunderman.....................  78    Director

     Steven M. Markowitz is a founder of MyPoints.com and has served as our Chief Executive Officer and Chairman of the Board since November 1996. Mr. Markowitz also served as our President from November 1996 until December 1998. From May 1995 to August 1996, Mr. Markowitz was a securities analyst with Fidelity Management & Research (Far East), a unit of Fidelity Investments. Mr. Markowitz is also the founder of a specialty catalog for the Japanese software market and has acted as an advisor to that company since 1992. From 1992 to 1994, Mr. Markowitz was a Tokyo-based correspondent for Dow Jones & Co., Inc., a business and financial news publishing company. Mr. Markowitz holds an A.B. from the University of California at Berkeley and an M.B.A. from the Haas School of Business, University of California at Berkeley.

     Robert C. Hoyler has served as our President and Chief Operating Officer since December 1998 and has served as one of our directors since January 1999. Prior to joining MyPoints.com, Mr. Hoyler had served as Chief Executive Officer of MotivationNet since July 1996. From July 1993 to March 1996, Mr. Hoyler served as Senior Vice President of Diversified Businesses at Keebler, a leading consumer products company, where he was responsible for sales, marketing and manufacturing for Keebler's non-store door businesses. Mr. Hoyler holds a B.A. from Loyola University and a Master of Management from J.L. Kellogg Graduate School of Management, Northwestern University.

     Charles H. Berman has served as our Senior Vice President, Sales since October 1998. From September 1998 to October 1998, Mr. Berman served as our Director of Business Development. From February 1998 to September 1998, Mr. Berman served as our Director of Consumer Marketing where he was responsible for all membership acquisition. From July 1994 to December 1997, Mr. Berman served as President of Goodstuffs, a gourmet food and wine company. From 1988 to June 1994, Mr. Berman served as President of WineWrights, a wine membership organization company, where he managed the company from inception. Mr. Berman holds a B.A. from Case Western Reserve University and an M.B.A. from San Francisco State University.

     Virgil Bistriceanu has served as our Senior Vice President, Technology since November 1998. Since August 1994 Mr. Bistriceanu has also been an instructor in the Computer Science Department of the Illinois Institute of Technology. From May 1997 to November 1998, Mr. Bistriceanu served as Chief Technology Officer of MotivationNet where he designed the architecture and managed implementation of its rewards program. Mr. Bistriceanu holds an M.S. in Electrical Engineering from the Polytechnic Institute of Bucharest, Romania.

     Frank J. Pirri has served as our Senior Vice President, Partnership Development since December 1998. From May 1997 to November 1998 Mr. Pirri served as Executive Vice President of MotivationNet. From January 1994 to May 1997, Mr. Pirri served as the President and Chief Executive Officer of Life Facts, Inc., a medical information products company. From January 1993 to January 1994, Mr. Pirri served as the Vice Chairman of S&H Citadel, Inc., an incentives marketing services company, following its merger with S&H Motivation and Citadel Motivation. From 1987 to January 1993, Mr. Pirri served as President and Chief Executive Officer of S&H Motivation, a consumer and business-to-business performance improvement company. Prior to S&H Motivation, Mr. Pirri held numerous positions over a 24-year period at The Sperry & Hutchinson Company (S&H Green Stamps). Mr. Pirri holds a B.B.A. from Pace University and a Master of Management from J.L. Kellogg Graduate School of Management, Northwestern University.

     Robert Wise has served as our Senior Vice President, Member Marketing since June 1998. From July 1995 to February 1998, Mr. Wise served as Vice President, Acquisition Marketing for the Consumer Card Group at American Express Travel Related Services where he led the new customer database marketing business. From May 1994 to July 1995, Mr. Wise managed acquisition marketing for American Express' Optima Card. Mr. Wise also managed the first American Express Card loyalty program. Mr. Wise holds a B.S. and a B.A. from the University of Pennsylvania and an M.B.A. from the Stern School of Business, New York University.

     Layton S. Han has served as our Vice President, Finance and Chief Financial Officer since November 1996. From May 1996 to August 1996, Mr. Han served with the strategy and business development group of US West Media Group, a telecommunication company. From 1989 to January 1996, Mr. Han served as an Account Executive of Travelers Insurance Company where he underwrote insurance and risk financing products for corporate clients. Mr. Han holds a B.S. from the University of California, Davis and an M.B.A. from the Haas School of Business, University of California at Berkeley.

     Howard L. Morgan has served as one of our directors since November 1996. Since 1989, Dr. Morgan has been President of the Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. Dr. Morgan also has served as a General Partner of Idealab! Corporation, an incubator of internet and e-commerce companies, since January 1999. Dr. Morgan also served as Chief Executive Officer of Franklin Electronic Publishers, Inc. in early 1998. Dr. Morgan was Professor of Decision Sciences at the Wharton School of Business at the University of Pennsylvania from 1972 through 1986. Dr. Morgan serves as director for a number of public companies, including Cylink Corp., Franklin Electronic Publishers, Inc., Infonautics Corporation, Kentek Information Systems, Inc., MetaCreations Corporation, Segue Software, Inc. and Unitronix Corp. Dr. Morgan holds a B.S. from City College of New York and a Ph.D. from Cornell University.

     Thomas Newkirk has served as one of our directors since January 1999. Mr. Newkirk has served as the Chairman of Experian and Experian Marketing Solutions, a subsidiary of the information services company Experian, since 1998. Mr. Newkirk founded Direct Marketing Technology in 1981 and has served as Chairman since 1990. Mr. Newkirk holds a B.S. from Massachusetts Institute of Technology and attended the M.B.A. program at Cornell University.

     Lawrence E. Phillips has served as one of our directors since December 1998. In April 1998, Mr. Phillips formed and presently serves as Managing Director of Primedia Ventures, a venture capital fund of Primedia, a media and publishing company, where he directs investing activities in early-stage Internet software, commerce and advertising companies. Prior to founding Primedia Ventures, from February 1995 to April 1998, Mr. Phillips founded and managed an Internet division for Primedia's

Magazine Group, where he had general management responsibilities for the launch and operation of several Web sites. From September 1992 to February 1995, Mr. Phillips was a Vice President at Unterberg Harris, an investment banking firm. Mr. Phillips holds an A.B. from Cornell University and an M.B.A. from Harvard Business School.

     Mario M. Rosati has served as one of our directors since November 1996. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971, first as an associate and then as a member since 1975. Mr. Rosati also serves on the boards of directors of Sanmina Corporation, Ross Systems, Inc., Vivus, Inc., Meridian Data, Inc., Genus, Inc. and Aehr Test Systems. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California at Berkeley, Boalt Hall School of Law.

     Lester Wunderman has served as one of our directors since January 1999. Mr. Wunderman served as Chairman of Wunderman Cato Johnson, a world-wide direct marketing agency, which he founded in 1958. Mr. Wunderman is also Visiting Professor of Direct Marketing at the School for Continuing Education at New York University. He has served as Chairman of the Executive Committee of the Center for Direct Marketing at New York University and is a Trustee of the Children's Television Workshop. Mr. Wunderman serves as a director of Infonautics Corporation. Mr. Wunderman holds an honorary doctorate from City University of New York.

BOARD COMPOSITION

     Our bylaws currently authorize seven directors. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, Messrs. Morgan, Markowitz and Rosati, will stand for reelection at the 2000 annual meeting of stockholders. The Class II directors, Messrs. Hoyler and Phillips, will stand for reelection at the 2001 annual meeting of stockholders. The Class III directors, Messrs. Newkirk and Wunderman, will stand for reelection at the 2002 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has a compensation committee and an audit committee.

     Our compensation committee consists of Messrs. Morgan, Newkirk and Phillips. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

     Our audit committee consists of Messrs. Phillips and Wunderman. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee was, at any time since our formation, an officer or employee of MyPoints.com. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Certain Transactions" for a description of transactions between MyPoints.com and entities affiliated with members of our compensation committee.

DIRECTOR COMPENSATION

     We do not currently pay any cash compensation to our directors for their services as members of the board of directors, although we reimburse them for reasonable expenses in connection with attending our board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, we have granted our outside directors options to purchase shares of our common stock under the 1996 stock plan or the 1999 stock plan. In January 1997, we granted Mr. Morgan an option to purchase 133,333 shares at a per share exercise price of $0.05. In September 1997, we granted Mr. Rosati an option to purchase 113,333 shares at a per share exercise price of $0.10. In February 1998, we granted Mr. Rosati an option to purchase 20,000 shares at a per share exercise price of $0.10 and Mr. Wunderman, then in his capacity as a member of our board of advisors, an option to purchase 10,000 shares at a per share exercise price of $0.05. In January 1999, we granted Mr. Newkirk an option to purchase 25,000 shares, Mr. Phillips an option to purchase 25,000 shares and Mr. Wunderman an option to purchase 50,000 shares, all at a per share exercise price of $1.00.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during 1998 to our Chief Executive Officer and our four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                                                 ANNUAL       ------------
                                                              COMPENSATION     SECURITIES
                                                              ------------     UNDERLYING
                NAME AND PRINCIPAL POSITIONS                   SALARY($)       OPTIONS(#)
                ----------------------------                  ------------    ------------
Steven M. Markowitz.........................................    $100,000             --
  Chief Executive Officer and Chairman of the Board of
  Directors
Robert C. Hoyler............................................     139,682             --
  President and Chief Operating Officer
Virgil Bistriceanu..........................................     108,184         96,675
  Senior Vice President, Technology
Frank J. Pirri..............................................     109,384             --
  Senior Vice President, Partnership Development
Robert Wise.................................................      94,583        112,000
  Senior Vice President, Member Marketing

     Messrs. Hoyler's, Bistriceanu's and Pirri's salaries include amounts earned at MotivationNet before its acquisition by MyPoints.com. Mr. Wise joined MyPoints.com in June 1998 at an annual salary of $145,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1998 to our Chief Executive Officer and our four other most highly compensated executive officers. All such options were awarded under our 1996 stock plan or our 1999 stock plan and have a term of ten years from the date of grant.

                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                       INDIVIDUAL GRANTS                          ANNUAL RATES OF
                                  ------------------------------------------------------------      STOCK PRICE
                                    NUMBER OF      PERCENT OF                                      APPRECIATION
                                   SECURITIES     TOTAL OPTIONS                                     FOR OPTIONS
                                   UNDERLYING        GRANTED                                          TERM($)
                                     OPTIONS        IN FISCAL        EXERCISE       EXPIRATION   -----------------
              NAME                 GRANTED(#)         1998         PRICE($/SH.)        DATE        5%        10%
              ----                -------------   -------------   ---------------   ----------   -------   -------
Steven M. Markowitz.............          --            --                --                --        --        --
Robert C. Hoyler................          --            --                --                --        --        --
Virgil Bistriceanu..............      96,675           9.0%            $0.26        12/23/2008   $15,808   $40,060
Frank J. Pirri..................          --            --                --                --        --        --
Robert Wise.....................     112,000          10.4              0.20         7/06/2008    14,087    35,700

     In 1998, we granted options to purchase an aggregate of 1,079,562 shares of common stock to our employees, directors and consultants. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors, and the options vest over four years from the date of grant. Mr. Bistriceanu's option vests over three years beginning May 1, 1997.

     In accordance with the rules of the Securities and Exchange Commission, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5.0% and 10.0%, compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

     In addition, in January 1999, we granted Mr. Markowitz an option to purchase 350,000 shares, Mr. Hoyler an option to purchase 250,000 shares and Mr. Bistriceanu options to purchase 138,595 shares of common stock. These options were granted under our 1999 stock plan at an exercise price of $1.00 per share.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for our Chief Executive Officer and our four other most highly compensated executive officers relating to the number and value of securities underlying exercisable and unexercisable options held at December 31, 1998. These executive officers did not exercise any options during 1998.

                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                   OPTIONS AT DECEMBER 31, 1998(#)        DECEMBER 31, 1998($)
                                   -------------------------------    ----------------------------
              NAME                 EXERCISABLE       UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                 -----------       -------------    -----------    -------------
Steven M. Markowitz..............        --                  --           --                --
Robert C. Hoyler.................        --                  --           --                --
Virgil Bistriceanu...............    62,435              34,240           --                --
Frank J. Pirri...................        --                  --           --                --
Robert Wise......................        --             112,000           --            $6,720

     The value of unexercised in-the-money options at December 31, 1998 above is based on a value of $0.26 per share, the fair market value of our common stock as of December 23, 1998, as determined by our board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 stock plan or our 1999 stock plan.

STOCK PLANS

     1999 Stock Plan. Our 1999 stock plan was adopted by the board of directors in November 1998. In March 1999, our board of directors amended the 1999 stock plan to increase the number of shares reserved for issuance to a total of 2,966,962 shares. As of March 25, 1999, options to purchase an aggregate of 1,828,300 shares were outstanding, 6,550 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights, and 1,132,112 shares were available for future grant.

     The 1999 stock plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to employees and nonstatutory stock options, stock purchase rights and stock bonus rights to employees, directors and consultants. The 1999 stock plan may be administered by different committees with respect to different groups of service providers. Options granted as performance-based compensation within the meaning of Section 162(m) are administered by a committee of two or more outside directors. Option administration committees may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise prices, the numbers of shares subject to the awards and the exercisability of the awards, forms of agreement for use under the plan and interpretation of plan terms.

     The exercise price of incentive stock options granted under the 1999 stock plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, including the stock of any parent or subsidiary of MyPoints.com, the exercise price will be no less than 110% of the fair market value and for any service provider, the exercise price will be no less than 85% of the fair market value. The exercise price of nonstatutory stock options is set by the administrator of the 1999 stock plan. However, for any person holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The maximum term of options granted under the 1999 stock plan is ten years.

     An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless these options terminate or expire sooner, or for nonstatutory stock options, later, by their terms. The three-month period is extended to 12 months for terminations due to death or total and permanent disability. In the event of a merger, sale or reorganization of MyPoints.com into another corporation that results in a change of control of us, options that would have become vested within 18 months after the closing date of the merger transaction will accelerate and become fully vested upon the closing of the transaction. In the event of a change of control transaction, either other outstanding options that are not accelerated would be assumed by the successor company or an equivalent option would be substituted by the successor company. If any of these options are not assumed or substituted, they would terminate.

     None of our employees may be granted options to purchase more than 500,000 shares in any fiscal year, or more than 500,000 shares in the case of a new employee's initial employment with us. The 1999 stock plan will terminate in November 2008, unless sooner terminated by the board of directors.

     The board of directors may also grant stock purchase rights to employees, directors and consultants under the 1999 stock plan. These grants are made pursuant to restricted stock purchase agreements, and the price to be paid for the shares granted thereunder is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price must be the original purchase price paid by the purchaser. The repurchase option lapses at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser will have the rights equivalent to those of a stockholder.

     1996 Stock Plan. Our 1996 stock plan was adopted by the board of directors in November 1996. In November 1998, the 1996 stock plan was amended to decrease the number of shares of common stock reserved for issuance to 935,833 shares. As of March 25, 1999, options to purchase an aggregate of 781,645 shares were outstanding, 122,520 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 31,668 shares were available for future grant.

     The 1996 stock plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to employees and nonstatutory stock options, stock purchase rights and stock bonus rights to employees, directors and consultants. The 1996 stock plan may be administered by the board of directors or a committee appointed by the board. The option administration committee may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise prices, the numbers of shares subject to the awards and the exercisability of the awards, forms of agreement for use under the plan and interpretation of plan terms.

     The exercise price of incentive stock options granted under the 1996 stock plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The exercise price of nonstatutory stock options is as follows: for any person holding more than 10% of the voting power of all classes of our stock including the stock of any parent or subsidiary of MyPoints.com, the exercise price will be no less than 110% of the fair market value, and for any service provider, the exercise price will be no less than 85% of the fair market value. The maximum term of options granted under the 1996 stock plan is generally ten years. The maximum term of options granted to holders of at least 10% of our stock is five years.

     An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless these options terminate or expire sooner, or for nonstatutory stock options, later, by their terms. The three-month period is extended to 12 months for terminations due to death or total and permanent disability. In the event of a merger, sale or reorganization of MyPoints.com into another corporation that results in a change of control of us, options that would have become vested within 18 months after the closing date of the merger transaction will accelerate and become fully vested upon the closing of the transaction. In the event of a change of control transaction, either other outstanding options that are not accelerated would be assumed by the successor company or an equivalent option would be substituted by the successor company. If any these options are not assumed or substituted, they would terminate. The 1996 stock plan will terminate in November 2006, unless sooner terminated by the board of directors.

     The board of directors may also grant stock purchase rights to employees, directors and consultants under the 1996 stock plan. These grants are made pursuant to restricted stock purchase agreements, and the price to be paid for the shares granted thereunder is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price must be the original purchase price paid by the purchaser. The repurchase option lapses at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser will have the rights equivalent to those of a stockholder.

     1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan provides employees of MyPoints.com with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 200,000 shares of common stock has been reserved for issuance under the purchase plan, none of which has been issued. The purchase plan will be administered by our board of directors or by a committee appointed by the board. The purchase plan permits eligible employees to purchase common stock through payroll deductions of up to 15.0% of an employee's compensation, up to a maximum of $25,000, determined by the fair market value of the shares at the time the stock is purchased, for all purchases ending within the same calendar year. Employees are eligible to participate if they are customarily employed by us for at least 20 hours per week and more than five months in any calendar year. Unless the board of directors or its committee determines otherwise, each offering period will run for six months. The first offering period will commence on the date of this prospectus and will terminate on December 31, 1999. Thereafter, new six-month offering periods will begin on January 1 and July 1 of each year. In the event of an acquisition of MyPoints.com, the offering period then in progress will be shortened and all rights automatically exercised if the purchase rights are not assumed or substituted by the successor corporation. The price at which common stock will be purchased under the purchase plan is equal to 85.0% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period, whichever is lower. Employees may end their participation in an offering period at any time, and participation automatically ends on termination of employment. The board may amend, modify or terminate the purchase plan at any time as long as the amendment, modification or termination does not impair vesting rights of plan participants. The purchase plan will terminate in March 2009, unless terminated earlier in accordance with its provisions.

     Senior Management Incentive Plan. In 1999, we adopted a senior management incentive plan under which our executive officers may receive grants of options upon our achievement of various revenue and cash flow targets. The plan sets quarterly, semi-annual and annual targets.

401(K) PLAN

     In February 1997, we adopted a 401(k) plan covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under
Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, that we provide additional matching contributions to the 40l(k) plan on behalf of all participants in the 401(k) plan. To date, we have not made any contributions to the 401(k) plan.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     Prior to the completion of this offering, we will have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us arising out of their services as directors or executive officers of MyPoints.com, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

MYPOINTS.COM TRANSACTIONS WITH EXPERIAN AND RELATED ENTITIES

     In November 1998 and December 1998, we entered into a series of transactions to acquire Internet and electronic commerce related assets from companies affiliated with Experian. As part of these transactions, Experian acquired shares of our common stock equal to 19.9% of our then outstanding shares of common stock. These transactions involved the following principal elements:

     - The merger of a subsidiary of MyPoints.com with and into Enhanced Response Technologies, Inc., where the outstanding shares and options of Enhanced Response Technologies were exchanged for 1,435,946 shares of our common stock and options to purchase 402,818 shares of our common stock;

     - The acquisition from two subsidiaries of Experian of all of the outstanding ownership interests of MotivationNet, LLC in exchange for 1,213,592 shares of our Series D preferred stock and 2,164,535 shares of our common stock;

     - The acquisition from Metromail Corporation, an affiliate of Experian, of certain assets relating to the "Direct Value to You Internet" sponsorship product for $400,000 in cash, payable over 30 months;

     - A services agreement between Direct Marketing Technology, Inc., a wholly-owned subsidiary of Experian, and MyPoints.com in which Direct Marketing Technology agreed to continue to provide demographic data and other list processing services that is required for MyPoints.com to operate and administer its problems; and

     - A license agreement between Direct Marketing Technology, Inc. and MyPoints.com that grants us the right to use certain intellectual property rights associated with the MyPoints program, in exchange for royalties specified in the license agreement.

     The license agreement provides for an aggregate royalty payment of $4.2 million, payable in monthly installments equal to the greater of $35,000 or 3.0% of our monthly revenues generated through the operation of the MyPoints program. The license agreement also provides that, in the event of our initial public offering, we must prepay the royalty by making a payment equal to the present value of the $4.2 million royalty amount, less any monthly royalties previously paid, discounted using a rate equal to the prime rate, as published in The Wall Street Journal, plus 2.0%. MyPoints estimates that this prepayment will equal approximately $2.6 million upon the completion of this offering. This estimate assumes this payment will be made in June 1999. The actual amount of this payment could vary depending upon the timing of the payment and fluctuations in interest rates. Once we have made this license payment, our obligations under the license will be fully satisfied and we will have no future royalty obligations.

OUR FORMATION

     In connection with our incorporation in November 1996, we issued 843,775 shares of common stock to Steven M. Markowitz, 593,750 shares to Mark S. Smith, 593,750 shares to Noah J. Doyle, 250,000 shares to Layton S. Han and 150,000 shares to Daniel K. Kihanya, at a purchase price of $0.001 per share paid in cash. These founders' shares are subject to a right of repurchase by us at the original purchase of $0.001 per share. This repurchase right lapses over a period of four years from the original date of issuance of the shares.

PREFERRED STOCK FINANCINGS

     In November and December 1996, MyPoints.com issued to various investors a total of 3,000,000 shares of Series A preferred stock at a purchase price of $0.50 per share. In several transactions from October 1997 through April 1998, MyPoints.com issued to various investors a total of 2,926,666 shares of Series C preferred stock at a purchase price of $1.50 per share. In November 1998, we issued to various investors a total of 3,961,649 shares of Series D preferred stock and warrants to purchase 1,374,028 additional shares of Series D preferred stock at a purchase price of $2.06 per share. In March 1999, we entered into a binding commitment to sell to various investors, all of whom entered into binding agreements to purchase, an aggregate of 2,000,000 shares of Series E preferred stock at a purchase price of $5.00 per share.

     Investors in our preferred stock include, among others, the following directors and holders of more than 5% of our outstanding stock:

                                                             PREFERRED STOCK
                                            -------------------------------------------------
          PREFERRED STOCKHOLDER             SERIES A     SERIES C    SERIES D     SERIES E(1)
          ---------------------             ---------    --------    ---------    -----------
HOLDERS OF MORE THAN 5%:
  Direct Marketing Technology, Inc........         --         --     1,213,592(2)   296,229
  S-7 Associates, L.L.C...................    866,667    300,000       400,485(3)   160,447
  Long Island Venture Fund, L.P...........  1,000,000    333,333            --           --
  Harold M. Brierley......................  1,000,000    200,000(4)         --           --
  Primedia Ventures.......................         --         --     1,165,049(5)    68,109
  Auber Investments Limited...............         --    666,667       436,893(6)   132,622
  Applewood Associates, L.P...............         --    666,666       436,893(6)    84,001
DIRECTORS:
  Thomas Newkirk..........................         --         --     1,213,592(7)   296,229(8)
  Lawrence E. Phillips....................         --         --     1,165,049(9)    68,109(10)
  Howard L. Morgan........................    133,333     33,333        36,408(11)    16,743
  Lester Wunderman........................         --     16,667        36,408(11)     4,986

-------------------------
 (1) On March 30, 1999, we entered into a binding commitment to sell 2,000,000 shares of Series E preferred stock, including those shares listed here.

 (2) Represents shares issued in exchange for the acquisition of MotivationNet, LLC.

 (3) Includes 133,495 shares issuable pursuant to a warrant to purchase Series D preferred stock.

 (4) Includes 200,000 shares of Series C preferred stock held by Targeted Marketing Systems, Inc. Mr. Brierley, President of Targeted Marketing Systems, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based on his beneficial ownership of the capital stock of Targeted Marketing Systems.

 (5) Includes 388,350 shares issuable pursuant to a warrant to purchase Series D preferred stock.

 (6) Includes 145,631 shares issuable pursuant to a warrant to purchase Series D preferred stock.

 (7) Represents 1,213,592 shares held by Direct Marketing Technology. Mr. Newkirk, the Chairman of Direct Marketing Technology, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Direct Marketing Technology.

 (8) Represents 296,229 shares held by Direct Marketing Technology. Mr. Newkirk disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Direct Marketing Technology.

 (9) Represents 776,699 shares held by Primedia Ventures and 388,350 shares issuable pursuant to a warrant held by Primedia Ventures to purchase Series D preferred stock. Mr. Phillips, a managing director of Primedia Ventures, disclaims beneficial ownership of the shares and warrant held by Primedia Ventures, except to the extent of his proportionate pecuniary interest therein.

(10) Represents 68,109 shares held by Primedia Ventures. Mr. Phillips disclaims beneficial ownership of the shares held by Primedia Ventures, except to the extent of his proportionate pecuniary interest therein.

(11) Includes 12,136 shares issuable pursuant to a warrant to purchase Series D preferred stock.

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock -- Registration Rights."

OTHER TRANSACTIONS

     A former member of our board of directors founded Targeted Marketing Systems, Inc. a service provider that we engaged for creative services to assist in the development of our marketing program and Web site. We made total payments to Targeted Marketing Systems of $223,000 in 1997 and none in 1996 or 1998. As of December 31, 1997 and 1998, we owed no amounts to Targeted Marketing Systems.

     Mario M. Rosati, one of our directors, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since our formation.

     Prior to the completion of this offering, we plan to enter into indemnification agreements with each of our directors and executive officers. See "Management -- Indemnification and Limitation of Liability Matters."

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members or, if required by law, a majority of disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of March 25, 1999, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o MyPoints.com, Inc., 565 Commercial Street, 4th Floor, San Francisco, California 94111. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 18,437,120 shares of common stock outstanding as of March 25, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and also lists applicable percentage ownership based on shares of common stock outstanding after completion of this offering. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of March 25, 1999 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                               SHARES BENEFICIALLY OWNED
                                                       ------------------------------------------
                                                                   PERCENT BEFORE   PERCENT AFTER
                  BENEFICIAL OWNER                      NUMBER        OFFERING        OFFERING
                  ----------------                     ---------   --------------   -------------
Direct Marketing Technology, Inc.....................  3,674,356        19.9%               %
  505 City Parkway West, 10th Floor
  Orange, CA 92868
S-7 Associates, L.L.C.(1)............................  1,727,599         9.3
  800 Third Avenue, 33rd Floor
  New York, NY 10022
Long Island Venture Fund, L.P. ......................  1,333,333         7.2
  145 Hofstra University, Suite 213
  Business Development Center
  Hempstead, NY 11550-1090
Harold M. Brierley(2)................................  1,275,000         6.9
  1201 Main Street, Suite 2500
  Dallas, TX 75202
Primedia Ventures(3).................................  1,233,158         6.6
  745 Fifth Avenue, 24th Floor
  New York, NY 10022
Auber Investments Limited(4).........................  1,236,182         6.7
  505 Park Avenue
  New York, NY 10022

                                                               SHARES BENEFICIALLY OWNED
                                                       ------------------------------------------
                                                                   PERCENT BEFORE   PERCENT AFTER
                  BENEFICIAL OWNER                      NUMBER        OFFERING        OFFERING
                  ----------------                     ---------   --------------   -------------
Applewood Associates, L.P.(4)........................  1,187,560         6.4%
  767 Fifth Avenue
  45th Floor
  New York, NY 10153
Steven M. Markowitz(5)...............................    953,150         5.1
Robert C. Hoyler(6)..................................    516,867         2.8
Layton S. Han(7).....................................    265,625         1.4
Frank J. Pirri.......................................    112,819           *
Virgil Bistriceanu(8)................................     91,309           *
Charles H. Berman(9).................................      3,281           *
Robert Wise..........................................          0           *
Thomas Newkirk(10)...................................  3,674,356        19.9
Lawrence E. Phillips(11).............................  1,233,158         6.6
Howard L. Morgan(12).................................    330,928         1.8
Mario M. Rosati(13)..................................    130,277           *
Lester Wunderman(14).................................     63,478           *
All directors and executive officers as a group (12
  persons) (15)......................................  7,375,248        38.1%               %

-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 133,495 shares issuable pursuant to a warrant exercisable within 60 days of March 25, 1999.

 (2) Includes 200,000 shares held by Targeted Marketing Systems, Inc. Mr. Brierley, President of Targeted Marketing Systems, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Targeted Marketing Systems.

 (3) Includes 388,350 shares issuable pursuant to a warrant exercisable within 60 days of March 25, 1999.

 (4) Includes 145,631 shares issuable pursuant to a warrant exercisable within 60 days of March 25, 1999.

 (5) Includes 109,375 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Markowitz is our Chief Executive Officer and Chairman of the Board.

 (6) Includes 78,125 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Hoyler is our President, Chief Operating Officer and a member of our board of directors.

 (7) Includes 15,625 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Han is our Vice President, Finance and Chief Financial Officer.

 (8) Includes 72,506 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Bistriceanu is our Senior Vice President, Technology.

 (9) Includes 3,281 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Berman is our Senior Vice President, Sales.

(10) Represents 3,674,356 shares held by Direct Marketing Technology. Mr. Newkirk, the Chairman of Direct Marketing Technology, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Direct Marketing Technology. Mr. Newkirk is a member of our board of directors.

(11) Represents 844,808 shares held by Primedia Ventures and 388,350 shares issuable pursuant to a warrant held by Primedia Ventures exercisable within 60 days of March 25, 1999. Mr. Phillips, a managing director of Primedia, disclaims beneficial ownership of the shares and warrant held by Primedia, except to the extent of his proportionate pecuniary interest therein. Mr. Phillips is a member of our board of directors.

(12) Includes 111,111 shares issuable pursuant to stock options and 12,136 shares issuable pursuant to a warrant exercisable within 60 days of March 25, 1999. Mr. Morgan is a member of our board of directors.

(13) Includes 22,500 shares held by WS Investment Company 96B and 105,277 shares issuable pursuant to stock options exercisable within 60 days of March 25, 1999. Mr. Rosati is a general partner of WS Investment Company 96B and disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate partnership interest therein. Mr. Rosati is a member of our board of directors.

(14) Includes 5,417 shares issuable pursuant to stock options and 12,136 shares issuable pursuant to a warrant exercisable within 60 days of March 25, 1999. Mr. Wunderman is a member of our board of directors.

(15) Includes 500,717 shares issuable pursuant to options and 412,622 shares issuable pursuant to warrants exercisable within 60 days of March 25, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of March 25, 1999, 18,437,120 shares of common stock were issued and outstanding and held by 77 stockholders, and options to purchase 2,609,945 shares of common stock were issued and outstanding and held by 86 optionholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of MyPoints.com, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of MyPoints.com without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and MyPoints.com has no present plans to issue any shares of preferred stock.

WARRANTS AND OTHER OBLIGATIONS TO ISSUE CAPITAL STOCK

     As of March 25, 1999, we have outstanding warrants to purchase an aggregate of 1,374,028 shares of Series D preferred stock at an exercise price of $2.06 per share. These warrants are currently exercisable in full and will expire in 2003. We also have outstanding a warrant to purchase 10,000 shares of Series C preferred stock at an exercise price of $1.50 per share. This warrant is currently exercisable in full and will expire in 2008. Upon the closing of this offering, all of these warrants will become exercisable for a like number of shares of common stock.

REGISTRATION RIGHTS

     After this offering, holders of 13,253,897 shares of common stock and 1,384,028 shares of common stock issuable upon exercise of outstanding warrants (the "registrable securities") or their transferees are entitled to certain rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of an agreement between MyPoints.com and the holders of the registrable securities. Beginning 180 days after the date of this prospectus, holders of at least 20% of the registrable securities may require, on two occasions, that we use our best efforts to register the registrable securities for public resale. MyPoints.com is obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $5,000,000. Also, holders of 10.0% of the registrable securities may require, no more than once during any six-month period, that MyPoints.com register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $500,000. Furthermore, in the event MyPoints.com elects to register any of its shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but MyPoints.com may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. MyPoints.com will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of MyPoints.com by means of a tender offer;

     - the acquisition of MyPoints.com by means of a proxy contest or otherwise; or

     - the removal of MyPoints.com's incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of MyPoints.com to negotiate first with MyPoints.com's board. MyPoints.com believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure MyPoints.com outweigh the disadvantages of discouraging such proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with MyPoints.com's stockholders electing one class each year. See
"Management -- Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of MyPoints.com, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Antitakeover Law. MyPoints.com is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of MyPoints.com. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of MyPoints.com.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66.7% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "MYPT."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect its prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding shares of common stock based upon shares outstanding as of March 25, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire prior to completion of this offering. This number also does not reflect our sale of 2,000,000 shares of Series E preferred stock in 1999. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 13,835,907 shares of common stock held by existing stockholders are "restricted shares" as defined in Rule 144. All of these restricted shares are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any securities that are convertible into common stock, owned as of the date of this prospectus or subsequently acquired, for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus.

     Beginning 181 days after the date of this prospectus, approximately 6,382,593 restricted shares will be eligible for sale in the public market. All of these shares are subject to volume limitations under Rule 144, except 2,980,037 shares eligible for sale under Rule 144(k) and 129,747 shares eligible for sale under Rule 701, subject in some cases to repurchase rights of MyPoints.com.

     In addition, as of March 25, 1999, there were outstanding warrants to purchase 1,384,028 shares of preferred stock convertible into a like number of shares of common stock, some of which may be exercised prior to this offering. All of the shares issuable pursuant to these warrants are subject to lock-up agreements. BancBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1.0% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about MyPoints.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of MyPoints.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to MyPoints.com who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of BancBoston Robertson Stephens more than 90 days after the date of this prospectus.

     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of March 25, 1999, options to purchase a total of 2,609,945 shares were outstanding and 1,163,780 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates will be available for immediate resale in the open market following expiration of the 180-day lock-up agreements.

     Also beginning six months after the date of this offering, holders of 11,253,897 restricted shares and holders of warrants to purchase preferred stock convertible into 1,384,028 shares of common stock will be entitled to certain rights with respect to registration of these shares for sale in the public market. See "Description of Capital Stock -- Registration Rights." Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., Salomon Smith Barney, Inc. and Wit Capital Corporation, as e-Manager(TM), have severally agreed with MyPoints.com, subject to the terms and conditions of the underwriting agreement, to purchase from MyPoints.com the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc...........................
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney, Inc...................................
Wit Capital Corporation.....................................
                                                              --------
  Total.....................................................
                                                              ========

     The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
dealers at this price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction of this type will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. BancBoston Robertson Stephens Inc.
expects to deliver the shares of common stock to purchasers on              ,
1999.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Internet Distribution. The underwriters, at the request of MyPoints.com,
have reserved for sale at the initial public offering price up to      shares of
common stock to members and visitors to Wit Capital's services or Web site who express an interest in purchasing these shares. The sale of these shares will be made by Wit Capital acting as e-Manager in this offering. Purchases of the reserved shares will be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any reserved shares not purchased by visitors to and users of Wit Capital's services or Web site will be offered by the underwriters on the same basis as the other shares offered hereby.

     Internet Prospectus. A prospectus in electronic format is being made available on a Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering, the e-Dealers, similarly have agreed to make a prospectus in electronic format available on the Web sites that they maintain.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to                additional shares of
common stock at the same price per share as we will receive for the shares that the underwriters have agreed to purchase from us. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, these additional shares will be sold by the
underwriters on the same terms as those on which the                shares are
being sold. We will be obligated, under the terms of the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If the option is exercised in full, the total
public offering price will be $          , the total underwriting discounts and
commissions will be $          and the total proceeds to us will be $          .
The expenses of this offering are estimated at $          and are payable
entirely by MyPoints.com.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and MyPoints.com against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Our executive officers, directors, stockholders of record, optionholders and warrantholders have agreed, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after the date of this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc., issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

     Reserved Shares. The underwriters intend to reserve for sale, at the initial public offering price, a number of shares of common stock (not to exceed 5.0% of the total number of shares offered in this offering) for our customers, partners and business associates. In addition, the underwriters may reserve, at the initial public offering price, up to $3.0 million of common stock offered in this offering for entities affiliated with Technology Crossover Ventures, all of which are existing stockholders. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these entities purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     Share Purchase. In 1999, Bayview Investors Ltd. purchased 50,000 shares of Series E preferred stock at a price of $5.00 per share. Bayview is affiliated with BancBoston Robertson Stephens Inc.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that transactions of these types may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the common stock offered hereby for MyPoints.com. Fenwick & West LLP, Palo Alto, California will pass upon certain legal matters in connection with this offering for the underwriters. As of March 25, 1999, an investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 130,277 shares of common stock of MyPoints.com. Mario M. Rosati, one of our directors and our secretary, is a member of Wilson Sonsini Goodrich & Rosati.

                                    EXPERTS

     The consolidated financial statements of MyPoints.com, Inc. at December 31, 1997 and 1998, and for the period from November 7, 1996 (inception) to December 31, 1996, and for each of the two years in the period ended December 31, 1998 appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Enhanced Response Technologies, Inc. at December 31, 1997, and for the period from June 25, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     MyPoints.com has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, exhibits and schedule thereto. For further information with respect to MyPoints.com and our common stock, we refer you to the registration statement, exhibits and schedule thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by such reference. Copies of the registration statement, exhibits and schedule thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MYPOINTS.COM, INC. -- CONSOLIDATED FINANCIAL STATEMENTS
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7
ENHANCED RESPONSE TECHNOLOGIES, INC. -- FINANCIAL STATEMENTS
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-23
Combined Balance Sheets.....................................  F-24
Combined Statements of Operations...........................  F-25
Combined Statements of Stockholders' Deficiency.............  F-26
Combined Statements of Cash Flows...........................  F-27
Notes to Combined Financial Statements......................  F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
MyPoints.com, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MyPoints.com, Inc. (formerly Intellipost Corporation) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from November 7, 1996 (date of inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PricewaterhouseCoopers LLP

March 26, 1999, except for Note 12
as to which the date is March 30, 1999
San Francisco, California

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                 DECEMBER 31,        EQUITY AT
                                                              ------------------   DECEMBER 31,
                                                               1997       1998         1998
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,948   $  5,089
  Accounts receivable, net..................................      116        586
  Unbilled receivables, net.................................       --        413
  Deposits and prepaid expenses.............................       52        220
                                                              -------   --------
     Total current assets...................................    3,116      6,308
Intangible assets...........................................       --     10,888
Property and equipment, net.................................      345      1,041
Other assets................................................       13         69
                                                              -------   --------
     Total assets...........................................  $ 3,474   $ 18,306
                                                              =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $   106   $  1,702
  Bank overdraft............................................       54         --
  Notes payable, current portion............................       50        143
  Obligations under capital leases, current portion.........        6         91
  Other current liabilities.................................       --        852
  Deferred revenue..........................................       --        258
  Software license liability, current portion...............       --        842
  Points redemption liability...............................      519      2,727
                                                              -------   --------
     Total current liabilities..............................      735      6,615
Notes payable, less current portion.........................       32        179
Long-term debt..............................................       --        240
Obligations under capital leases, less current portion......       15        207
Software license liability, less current portion............       --      1,782
                                                              -------   --------
                                                                  782      9,023
                                                              -------   --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 13,500,000
     shares authorized; 5,900,000 and 10,388,315 shares
     issued and outstanding at December 31, 1997 and 1998,
     respectively, aggregate liquidation preference
     $14,552................................................        6         10           --
  Common stock, $.001 par value; 40,000,000 shares
     authorized; 2,500,000 and 6,204,593 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................        3          6           16
  Additional paid-in capital................................    6,027     23,380       23,380
  Stock subscription receivable.............................       --       (350)        (350)
  Deferred compensation.....................................     (388)    (2,541)      (2,541)
  Accumulated deficit.......................................   (2,956)   (11,222)     (11,222)
                                                              -------   --------     --------
     Total stockholders' equity.............................    2,692      9,283     $  9,283
                                                              -------   --------     ========
          Total liabilities and stockholders' equity........  $ 3,474   $ 18,306
                                                              =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEARS ENDED
                                                    NOVEMBER 7, 1996         DECEMBER 31,
                                                     (INCEPTION) TO       ------------------
                                                    DECEMBER 31,1996       1997       1998
                                                  --------------------    -------    -------
Revenues........................................         $   --           $   151    $ 1,286
Cost of revenues................................             --                78      1,121
                                                         ------           -------    -------
  Gross profit..................................             --                73        165
                                                         ------           -------    -------
Operating expenses:
  Technology costs..............................             16               560      1,520
  Sales expenses................................             --               204      1,355
  Marketing expenses............................             36             1,465      3,158
  General and administrative expenses...........             16               712      2,029
  Amortization of intangible assets.............             --                --        275
  Stock-based compensation......................             --                77        157
                                                         ------           -------    -------
     Total operating expenses...................             68             3,018      8,494
                                                         ------           -------    -------
Operating loss..................................            (68)           (2,945)    (8,329)
Interest income.................................              1                64         87
Interest expense................................             --                (7)       (31)
Other (expense) income..........................             --                (1)         7
                                                         ------           -------    -------
     Net loss...................................         $  (67)          $(2,889)   $(8,266)
                                                         ======           =======    =======
Net loss per share:
  Basic and diluted.............................         $(0.08)          $ (2.68)   $ (4.72)
                                                         ======           =======    =======
  Weighted average shares -- basic and
     diluted....................................            891             1,076      1,750
                                                         ======           =======    =======
Pro forma net loss per share (unaudited):
  Basic and diluted.............................                                     $ (0.98)
                                                                                     =======
  Weighted average shares -- basic and
     diluted....................................                                       8,463
                                                                                     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD FROM NOVEMBER 7, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996, AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                              PREFERRED STOCK
                                                CONVERTIBLE        COMMON STOCK     ADDITIONAL      STOCK
                                              ----------------   ----------------    PAID-IN     SUBSCRIPTION     DEFERRED
                                              SHARES   AMOUNT    SHARES   AMOUNT     CAPITAL      RECEIVABLE    COMPENSATION
                                              ------   -------   ------   -------   ----------   ------------   ------------
Issuance of common stock to founders........      --   $    --   2,500    $     3    $     --       $  (2)        $    --
Issuance of Series A preferred stock for
  cash, net of issuance costs of $21........   3,000         3                          1,475
Net loss....................................
                                              ------   -------   -----    -------    --------       -----         -------
BALANCE, DECEMBER 31, 1996..................   3,000         3   2,500          3       1,475          (2)             --
Issuance of Series B preferred stock for
  cash, net of issuance costs of $4.........     500         1                            496
Receipt of subscription receivable from
  common stock..............................                                                            2
Issuance of Series C preferred stock for
  cash, net of issuance costs of $7.........   2,400         2                          3,591
Deferred compensation.......................                                              465                        (388)
Net loss....................................
                                              ------   -------   -----    -------    --------       -----         -------
BALANCE, DECEMBER 31, 1997..................   5,900         6   2,500          3       6,027          --            (388)
Issuance of Series C preferred stock for
  cash, net of issuance costs of $6.........     527                                      784
Issuance of common stock upon exercise of
  stock options.............................                       104                      9
Issuance of stock options to
  non-employees for services................                                               13
Issuance of warrants to non-employees.......                                               12
Issuance of Series D preferred stock for
  cash, net of issuance costs of $12........   2,748         3                          5,646        (350)
Issuance of Series D preferred stock, net of
  issuance costs of $28, pursuant to an
  acquisition...............................   1,214         1                          2,939
Issuance of common stock pursuant to an
  acquisition...............................                     3,600          3       5,375
Issuance of stock options pursuant to an
  acquisition...............................                                              264
Deferred compensation.......................                                            2,311                      (2,153)
Net loss....................................
                                              ------   -------   -----    -------    --------       -----         -------
BALANCE, DECEMBER 31, 1998..................  10,389   $    10   6,204    $     6    $ 23,380       $(350)        $(2,541)
                                              ======   =======   =====    =======    ========       =====         =======


                                              ACCUMULATED
                                                DEFICIT      TOTAL
                                              -----------   -------
Issuance of common stock to founders........   $     --     $     1
Issuance of Series A preferred stock for
  cash, net of issuance costs of $21........                  1,478
Net loss....................................        (67)        (67)
                                               --------     -------
BALANCE, DECEMBER 31, 1996..................        (67)      1,412
Issuance of Series B preferred stock for
  cash, net of issuance costs of $4.........                    497
Receipt of subscription receivable from
  common stock..............................                      2
Issuance of Series C preferred stock for
  cash, net of issuance costs of $7.........                  3,593
Deferred compensation.......................                     77
Net loss....................................     (2,889)     (2,889)
                                               --------     -------
BALANCE, DECEMBER 31, 1997..................     (2,956)      2,692
Issuance of Series C preferred stock for
  cash, net of issuance costs of $6.........                    784
Issuance of common stock upon exercise of
  stock options.............................                      9
Issuance of stock options to
  non-employees for services................                     13
Issuance of warrants to non-employees.......                     12
Issuance of Series D preferred stock for
  cash, net of issuance costs of $12........                  5,299
Issuance of Series D preferred stock, net of
  issuance costs of $28, pursuant to an
  acquisition...............................                  2,940
Issuance of common stock pursuant to an
  acquisition...............................                  5,378
Issuance of stock options pursuant to an
  acquisition...............................                    264
Deferred compensation.......................                    158
Net loss....................................     (8,266)     (8,266)
                                               --------     -------
BALANCE, DECEMBER 31, 1998..................   $(11,222)    $ 9,283
                                               ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NOVEMBER 7, 1996       YEARS ENDED
                                                               (INCEPTION) TO        DECEMBER 31,
                                                                DECEMBER 31,      ------------------
                                                                    1996           1997       1998
                                                              ----------------    -------    -------
Cash flows from operating activities:
  Net loss..................................................       $  (67)        $(2,889)   $(8,266)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................            1              70        555
    Provision for bad debts.................................           --              --         60
    Points redemption liability.............................           --             519      1,732
    Barter revenues, net....................................           --             (20)       (59)
    Issuance of stock options to non-employees for
      services..............................................           --              --         15
    Stock-based compensation................................           --              77        158
    Changes in operating assets and liabilities:
      Accounts receivable and unbilled receivables..........           (1)           (116)      (639)
      Deposits and prepaid expenses.........................          (33)              2       (138)
      Other assets..........................................           --              --        (28)
      Accounts payable and accrued liabilities..............           54              52        878
      Deferred revenue......................................           --              --        258
                                                                   ------         -------    -------
         Net cash used in operating activities..............          (46)         (2,305)    (5,474)
                                                                   ------         -------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................          (40)           (353)      (358)
  Organization costs........................................          (14)             --         --
  Proceeds received pursuant to acquisition.................           --              --      1,747
                                                                   ------         -------    -------
         Net cash (used in) provided by investing
           activities.......................................          (54)           (353)     1,389
                                                                   ------         -------    -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................        1,218           4,350      6,084
  Proceeds from issuance of common stock....................           --               2         --
  Bank overdraft............................................           --              54        (54)
  Borrowings under line of credit...........................           --             100        400
  Repayments of borrowings under line of credit.............           --             (18)      (160)
  Principal payments under capital lease obligations........           --              --        (53)
  Exercise of stock options.................................           --              --          9
                                                                   ------         -------    -------
         Net cash provided by financing activities..........        1,218           4,488      6,226
                                                                   ------         -------    -------
         Net increase in cash and cash equivalents..........        1,118           1,830      2,141
Cash and cash equivalents, beginning of period..............           --           1,118      2,948
                                                                   ------         -------    -------
Cash and cash equivalents, end of period....................       $1,118         $ 2,948    $ 5,089
                                                                   ======         =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................       $   --         $    12    $    34
                                                                   ======         =======    =======
Noncash transactions:
  Equipment acquired under capital leases...................       $   --         $    22    $   329
                                                                   ======         =======    =======
  Exchange of advertising services..........................       $   --         $    20    $   128
                                                                   ======         =======    =======
  Issuance of capital stock for business acquisition........       $   --         $    --    $(8,582)
                                                                   ======         =======    =======
  Stock subscription receivable.............................       $   --         $    --    $   350
                                                                   ======         =======    =======
  Stock options issued to non-employees.....................       $   --         $    --    $   277
                                                                   ======         =======    =======
  Warrants issued to non-employeees.........................       $   --         $    --    $    12
                                                                   ======         =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     MyPoints.com, Inc. (formerly Intellipost Corporation) and its wholly owned subsidiaries (together, the "Company") was founded in November 1996. The Company offers advertisers the ability to target Internet users enrolled as members of its direct marketing and loyalty programs. The Company's programs award enrolled members reward points for receiving and viewing advertisements. Rewards points may be redeemed by members for promotional awards provided by the Company.

2. LIQUIDITY

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources. Management is seeking to increase revenues through continued marketing of its services while controlling costs to meet working capital needs; however, additional financing will be required (see Note 12 -- Subsequent Events).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The financial statements as of December 31, 1998 and for the year then ended are consolidated and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation process.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include the levels of valuation allowances for doubtful accounts receivable, deferred taxes, points redemption liability and the value of the Company's capital stock. Actual results could differ from those estimates, and such differences could be material.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over their respective estimated useful lives, which range from three to five years. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for the period in which it is realized.

INTANGIBLE ASSETS

     Intangible assets resulting from the acquisition of Enhanced Response Technologies, Inc. ("ERT") and MotivationNet LLC ("MNet") were estimated by management to be primarily associated with the acquired trademark and trade name, customer base, membership base, technology license agreement and other intangible assets. Intangible assets are amortized on a straight-line basis over the estimated periods of benefit which, because of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals, range from six to 60 months (see Note 4 -- Acquisition).

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

POINTS REDEMPTION LIABILITY

     Points redemption liability represents the estimated costs associated with the Company's obligation to redeem points, which may be converted by enrolled members into various third party gift certificates, airline frequent flyer miles, coupons and other items. Points are awarded to members when they receive and read direct marketing offers delivered by the Company, or purchase goods from the advertisers. The Company is liable for purchasing the rewards provided to members. The cost of points is determined by the weighted average cost of gift and awards that may be redeemed. Under the current program, points are valid for two or more years from the date they are awarded to a member and may be redeemed at any time prior to expiration.

REVENUE RECOGNITION

     The Company earns revenues from corporate advertisers by charging fees for sending targeted email to its members. Under the terms of advertising contracts, the Company earns revenues generally based on three components: (1) transmission of email advertisements to enrolled members, (2) receipt of qualified responses to email sent and (3) actual purchases of goods by members over the Internet. It is the Company's policy to recognize revenues when email are transmitted to members, when responses are received and when the Company is notified of purchases.

     Under certain advertising contracts entered into by the Company's subsidiary prior to acquisition, the Company sold points to advertisers for use in the advertisers' Web-based campaigns. The Company is responsible for redeeming points upon request by the recipients of points. Revenues under these contracts are deferred until the time points are redeemed and an award is provided by the Company.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

BARTER TRANSACTIONS

     The Company historically traded advertisements on its Web sites for advertisements on the Web sites of other companies. Barter revenues and expenses are recorded at the fair market value of the services provided or received, whichever is more determinable in the circumstances. Revenues from barter transactions are recognized as income when the Company delivers advertisements for other companies on its Web site. Barter expense is recognized when the Company's advertisements are delivered on the Web properties of other companies, which is typically in the same period as that when the barter revenues are recognized. Advertising barter revenues were approximately $0, $20,000 and $128,000 for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The Company expects that barter revenues will represent a smaller percentage of its revenues in the future.

TECHNOLOGY COSTS

     Product development costs and enhancements to existing products are charged to technology costs as incurred. Software development costs are required to be capitalized beginning when a product's technological feasibility has been established by completion of a working model of the product, and ending when the product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers and/or advertisers and the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. Failure to address these risks successfully may have a material adverse impact on the Company's operations and financial position.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, including money market mutual fund accounts, and accounts receivable. The Company deposits its temporary cash investments with two financial institutions and these deposits exceed insured amounts. The Company does not require collateral for accounts receivable, but does evaluate customer creditworthiness and establish allowances as necessary based on management estimates of collectibility.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share, and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of vested common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of vested common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, Series B, Series C and Series D convertible preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                                 DECEMBER 31,
                                                    --------------------------------------
                                                       1996         1997          1998
                                                    ----------   -----------   -----------
Numerator:
  Net loss........................................  $      (67)  $    (2,889)  $    (8,266)
                                                    ----------   -----------   -----------
  Net loss available to common stockholders.......  $      (67)  $    (2,889)  $    (8,266)
                                                    ==========   ===========   ===========
Denominator:
  Weighted average shares.........................       2,500         2,500         2,856
  Weighted average unvested common shares subject
     to repurchase agreements.....................      (1,609)       (1,424)       (1,106)
                                                    ----------   -----------   -----------
  Denominator for basic calculation...............         891         1,076         1,750
  Weighted average effect of dilutive securities:
     Net effect of dilutive stock options.........          --            --            --
     Net effect of dilutive stock warrants........          --            --            --
                                                    ----------   -----------   -----------
  Denominator for diluted calculation.............         891         1,076         1,750
                                                    ==========   ===========   ===========
Net loss per share:
  Basic...........................................  $    (0.08)  $     (2.68)  $     (4.72)
                                                    ==========   ===========   ===========
  Diluted.........................................  $    (0.08)  $     (2.68)  $     (4.72)
                                                    ==========   ===========   ===========

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C and Series D preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering (see Note 12 -- Subsequent Events) as if such conversion occurred on January 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment results in an increase in the weighted average shares used to compute basic and diluted net loss per share of 6,713,000 shares for the year ended December 31, 1998. Pro forma common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     Effective upon the closing of the Company's initial public offering, the outstanding shares of Series A, Series B, Series C and Series D preferred stock will automatically convert into 3,000,000, 500,000, 2,926,667 and 3,961,649 shares of common stock, respectively. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet at December 31, 1998 (see Note 12 -- Subsequent Events).

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current period's presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

4. ACQUISITION

     Effective November 30, 1998, the Company agreed to acquire all the outstanding shares of MotivationNet, LLC, and Enhanced Response Technologies, Inc., two companies operating as affiliates under common management. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their relative fair values on the acquisition date. The fair value of intangible assets was determined using a combination of the income approach and cost approach.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The total purchase price of approximately $13.6 million consisted of 3,600,481 shares of the Company's common stock with an estimated fair value of approximately $5.4 million, 1,213,592 shares of the Company's Series D preferred stock with an estimated fair value of approximately $3.0 million, 189,115 vested shares of the Company's stock options with an estimated fair value of approximately $264,000, $400,000 in cash and $4.5 million of assumed liabilities. Of the total purchase price, $2.4 million was allocated to tangible assets and $11.2 million to intangible assets, including a technology license agreement of $7.3 million, purchased trademark and trade name of $1.8 million, membership base of $0.8 million, customer base of $0.5 million and workforce of $0.8 million. The intangible assets will be amortized over their estimated useful lives of six to 60 months.

     Among the liabilities assumed in the acquisition is an obligation under a software license agreement. According to the terms of the agreement, the Company is to pay the licensor a royalty, payable in monthly installments of the greater of 3.0% of monthly revenues, or $35,000, up to a maximum cumulative royalty of $4.2 million. The Company has recorded the obligation at its estimated fair value as determined by estimated future cash payments, discounted at an assumed market rate of 30.0%. The Company has an option to purchase the licensed software at the conclusion of the ten-year license term. Under the agreement, upon the completion of an initial public offering of the Company's stock, the Company is obligated to purchase the rights to the software. The purchase price in such event will be the then existing present value of future required minimum payments.

     Certain portions of the acquisition were structured as a tax-free exchange of stock. Therefore, the differences between the recognized fair values of certain acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended December 31, 1998, as if the acquisition had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
Revenues....................................................   $  1,316
Operating loss..............................................    (17,560)
Net loss....................................................    (17,704)
Net loss per share:
  Basic and diluted.........................................   $ (10.12)
  Weighted average shares - basic and diluted...............      1,750

5. RELATED PARTY TRANSACTIONS

     A former member of the Company's Board of Directors founded Targeted Marketing Systems, Inc., a service provider that the Company engaged for creative services to assist in the development of the Company's marketing program and Web site. Total payments made to Targeted Marketing Systems amounted to $223,000 in 1997 and none in 1996 or 1998. As of December 31, 1997 and 1998, there were no amounts due to Targeted Marketing Systems.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     One of the Company's directors, is also a member of the law firm that has served as the Company's corporate counsel since inception. From inception through December 31, 1998, the Company has accrued a total of $227,737 in fees to the law firm.

     The Company has entered into a two-year services agreement with Direct Marketing Technology, Inc., a wholly owned subsidiary of Experian, a stockholder of the Company, in which Direct Marketing Technology agreed to provide demographic data and other market research services for the Company. Through December 31, 1998, no expenses have been incurred under this agreement.

6. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                          1997     1998
                                                          ----    ------
Computer equipment and software.........................  $359    $1,493
Furniture and fixtures..................................    24       152
Leasehold improvements..................................    15        22
                                                          ----    ------
                                                           398     1,667
Accumulated depreciation................................   (53)     (626)
                                                          ----    ------
                                                          $345    $1,041
                                                          ====    ======

     Depreciation expense amounted to $632, $49,000 and $265,000 for the period ended December 31, 1996, and the years ended December 31, 1997 and 1998, respectively.

7. NOTES PAYABLE

     On January 27, 1997, the Company entered into a promissory note with a bank to borrow $100,000 at an interest rate of prime plus 1.5% (initial rate of 9.75%). The Company was required to make monthly payments of accrued interest beginning in February 1997 and principal payments in 24 equal installments beginning on July 31, 1997. The loan agreement contains certain negative covenants including financial covenants related to minimum liquidity coverage ratios. The loan is collateralized by all of the assets and property of the Company.

     On December 19, 1997, the Company entered into a promissory note with a bank to borrow $400,000 at an interest rate of prime plus 0.5% (initial rate of 8.50%). The Company was required to make 36 equal payments from July 31, 1998 through June 30, 2001. The agreement contains certain negative covenants including financial covenants related to minimum liquidity coverage ratios and monthly minimum points redemption liability. During 1998, the Company was in default on the monthly minimum points redemption liability balance and the liquidity covenant contained in the agreement. The Company obtained waivers of the violations and was in compliance with these covenants as of December 31, 1998.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Annual maturities of notes payable are as follows (in thousands):

                  DECEMBER 31,
                  ------------
1999.............................................  $143
2000.............................................   115
2001.............................................    64
                                                   ----
                                                   $322
                                                   ====

8. CAPITAL STRUCTURE

     The Company is authorized to issue 40,000,000 shares of $0.001 par value common stock and 13,500,000 shares of $0.001 par value preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

PREFERRED STOCK

     The Company is authorized to issue 13,500,000 shares of preferred stock of which 4,000,000 are designated as Series A preferred stock, 1,000,000 are designated as Series B preferred stock, 3,000,000 are designated as Series C preferred stock, and 5,500,000 are designated as Series D preferred stock.

DIVIDENDS

     The holders of Series D preferred stock are entitled to receive dividends, in preference to any dividend on common stock or other series of preferred stock, at an annual rate of 7.0% of the original issue price, whenever funds are legally available and when and if declared by the Company's Board of Directors. The holders of all other series of preferred stock are entitled to receive annual dividends, in preference to any dividends, issued on common stock, at a rate of 6.0% of the original issuance price, whenever funds are legally available and when and if declared by the Company's Board of Directors. The right to dividends is not cumulative except in the event of liquidation. No dividends have been declared or paid to date.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company either voluntary or involuntary, the holders of Series D preferred stock will be entitled to receive, in preference to the holders of common stock or other series of preferred stock, an amount equal to the original issue price of the Series D preferred stock plus all declared and unpaid dividends, if any. Thereafter, the holders of other series of preferred stock will be entitled to receive, in preference to the holders of common stock, an amount equal to the original issue price of their respective series of preferred stock, plus all declared and unpaid dividends, if any. Holders of Series D preferred stock are entitled to receive a cumulative dividend, only in the event of liquidation, accrued at an annual rate of 7.0%. Series A, B and C preferred stock are entitled to receive a cumulative dividend, only in the event of liquidation, accrued at an annual rate of 6.0%. Thereafter, holders of common stock are entitled to receive on a pro-rata basis assets and funds of the Company in proportion to the number of shares held by them.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONVERSION RIGHTS

     Each share of preferred stock is convertible at the option of the holder, at any time, into shares of common stock. The number of shares of common stock into which each share of preferred stock may be converted is equal to the original purchase price of preferred stock divided by the conversion price of $0.50, $1.00, $1.50 and $2.06 for Series A, Series B, Series C and Series D preferred stock, respectively, subject to certain adjustments as provided in the Company's Restated Certificate of Incorporation. Preferred stock will automatically convert into common stock, at the then applicable conversion rate,
(i) in the event of the closing of an underwritten public offering of the Company's common stock pursuant to the Securities Act of 1933 where the public offering price is $5.00 per share or more and the proceeds are at least $10,000,000, or (ii) upon the election of the holders of at least a majority of the outstanding shares of preferred stock. The preferred stock also has provisions that protect the holders of such securities from dilution caused by capital reorganizations, stock splits or other such capital changes.

VOTING RIGHTS

     The holders of preferred stock are entitled to vote on all matters and are entitled to a number of votes equal to the number of shares of common stock into which their preferred stock could be converted pursuant to the conversion rights. Except as otherwise required by law, the holders of preferred stock have voting rights equal to those of the common stock holders. The holders of the preferred stock are entitled to directly elect two of the Company's directors. This right terminates upon the closing of the Company's initial public offering.

WARRANTS

     During the year ended December 31, 1998, the Company issued a warrant to purchase 10,000 shares of Series C preferred stock with an exercise price of $1.50. The warrant is exercisable until the later of ten years from its issuance date or five years from the initial public offering of the Company's common stock. In connection with the issuance of Series D preferred stock, the Company issued warrants to the holders of Series D preferred stock to purchase 1,374,027 additional shares of Series D with an exercise price of $2.06 per share. The warrants became exercisable three months from the closing date of the Stock Purchase Warrant Agreement and are exercisable for a period up to five years. The Company determined that the fair value of the warrants approximated $1.5 million on the date of grant.

COMMON STOCK OPTIONS

     On November 7, 1996, the Company adopted the 1996 Stock Plan and on November 13, 1998, the Company adopted the 1999 Stock Plan (together, the "Plans"). The Plans provide for the grant of incentive stock options and nonstatutory stock options to employees and consultants of the Company.

     The Company has reserved 2,402,795 shares of common stock for issuance under the Plans. The Company has granted incentive stock options with vesting equal to either 25.0% at the first anniversary date and 1/48th per month thereafter or 25.0% immediately with the remainder vesting 1/48th per month thereafter. These options are exercisable for a period of no more than ten years from the date of grant.

     The Company accounts for the Plans in accordance with APB No. 25 and related Interpretations. In connection with certain stock option grants during the years ended December 31, 1997 and 1998, the

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company recognized unearned compensation that is being amortized over the four-year vesting periods of the related options. Amortization expense recognized during the years ended December 31, 1997 and 1998 totaled $77,000 and $157,000, respectively.

     Following is a summary of incentive stock option activity for the years ended December 31, 1997 and 1998. There was no activity in the Plans prior to January 1, 1997:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                            OUTSTANDING    EXERCISE
                                                              SHARES        PRICE
                                                            -----------    --------
Outstanding as of January 1, 1997.........................          --          --
  Granted.................................................     687,166      $0.074
  Exercised...............................................          --          --
  Canceled................................................      (2,500)      0.100
                                                             ---------      ------
Outstanding as of December 31, 1997.......................     684,666       0.074
  Granted.................................................   1,079,562       0.210
  Exercised...............................................    (104,174)      0.063
  Canceled................................................    (245,704)      0.112
                                                             ---------      ------
Outstanding as of December 31, 1998.......................   1,414,350      $0.172
                                                             =========      ======
Options vested as of December 31, 1998....................     254,585      $0.103
                                                             =========      ======

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                           OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                          AT DECEMBER 31, 1998              AT DECEMBER 31, 1998
                                 ---------------------------------------    ---------------------
                                                  AVERAGE       WEIGHTED                WEIGHTED
                                                 REMAINING      AVERAGE                  AVERAGE
                                   NUMBER       CONTRACTUAL     EXERCISE     NUMBER     EXERCISE
   RANGE OF EXERCISE PRICES      OUTSTANDING    LIFE (YEARS)     PRICE       VESTED       PRICE
   ------------------------      -----------    ------------    --------    --------    ---------
$0.05 - $0.15..................     626,333         8.28         $0.087     214,214      $0.081
$0.20 - $0.26..................     788,017         9.12          0.239      40,371       0.219
                                  ---------         ----         ------     -------      ------
                                  1,414,350         8.75         $0.172     254,585      $0.103
                                  =========         ====         ======     =======      ======

     The following disclosures are provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The weighted average fair values of options granted in 1997 and 1998 were $0.53 and $2.27, respectively.

     Had compensation cost for the Plans been determined based on fair value at the grant date consistent with the method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts below (in thousands):

                                                      1996     1997       1998
                                                      ----    -------    -------
Net loss as reported................................  $(67)   $(2,889)   $(8,266)
Net loss pro forma..................................    --     (2,969)    (8,524)

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The fair value of employee stock option grants has been estimated on the date of grant using the minimum value model with the following weighted average assumptions:

                                                               DECEMBER 31,
                                                        --------------------------
                                                        1996     1997       1998
                                                        ----    -------    -------
Risk-free interest rate...............................  --         5.72%      4.59%
Expected life.........................................  --      5 years    5 years
Dividends.............................................  --           --         --

OTHER

     A portion of the common stock issued to the Company's founders at inception is subject to restricted stock purchase agreements which provide that one-third of the Company's repurchase right lapses on the vesting start date and 1/48th of the Company's remaining repurchase right lapses at the end of the each month thereafter. Upon a merger or sale of the Company, one-half of the remaining shares subject to the Company's right of repurchase will become vested.

9. 401(K) SAVINGS PLAN

     In February 1997, the Company established a 401(k) Savings Plan (the "401(k) Plan") that covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute a portion of gross compensation not to exceed standard limitations provided by the Internal Revenue Service. Discretionary contributions may be made by the Company; however, no contributions have been made to date.

10. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through the year 2001. Rent expense amounted to $5,000, $57,000 and $180,000 for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

     Future minimum lease payments under non-cancelable capital leases and operating leases are as follows (in thousands):

                         YEAR ENDED                           CAPITAL    OPERATING
                        DECEMBER 31,                          LEASES      LEASES
                        ------------                          -------    ---------
1999........................................................  $   113      $146
2000........................................................      125        --
2001........................................................       98        --
                                                              -------      ----
Total minimum lease payments................................      336      $146
                                                                           ====
Less amount representing interest...........................       38
                                                              -------
Present value of capital lease obligations..................      298
Less current portion........................................       91
                                                              -------
Long-term portion...........................................  $   207
                                                              =======

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LEGAL

     In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operations of the Company.

OTHER

     The Company is obligated to pay commissions to certain third parties for the referral of members to the Company. Commissions are determined based on revenues derived from these members over the first two years of membership. For the year ended December 31, 1998, the referral commissions amounted to $26,000.

11. INCOME TAXES

     As of December 31, 1997 and 1998, the Company had net operating loss carryforwards of approximately $1,360,000 and $7,810,000 for federal income tax purposes, and $1,380,000 and $7,820,000 for state income tax purposes. The federal and state net operating loss carryforwards begin to expire in the years 2011 and 2004, respectively. As of December 31, 1998, the Company had research and experimentation credit carryforwards of approximately $26,000 for federal and $11,000 for state income taxes purposes. The federal and state research and experimentation credit carryforwards expire in the year 2001.

     The Company's ability to utilize its net operating loss carryforwards to offset future taxable income, if any, may be restricted as a result of equity transactions that give rise to changes in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company's future use of its net operating loss carryforwards and research and experimentation credit carryforwards.

     The difference between the income tax benefit at the federal statutory rate of 34.0% and the Company's effective tax rate is due primarily to recognition of a full valuation allowance to offset the deferred tax assets.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The estimated tax effects of significant temporary differences and carryforwards that give rise to deferred income tax assets as of December 31, 1997 and 1998 are as follows (in thousands):

                                                          1997           1998
                                                       -----------    -----------
Non-deducted start-up costs..........................  $       369    $       303
Net operating loss carryforwards.....................          545          3,177
Non-deducted research and experimental costs.........            0          1,328
Points redemption liability..........................          259          1,185
Accrued liabilities and other........................           53            106
Non-deducted intangible assets.......................           --           (834)
                                                       -----------    -----------
Gross deferred tax assets............................        1,226          5,265
Valuation allowance..................................       (1,226)        (5,265)
                                                       -----------    -----------
Net deferred tax assets..............................  $        --    $        --
                                                       ===========    ===========

     The Company has recorded a valuation allowance against gross deferred tax assets due to uncertainties surrounding their realization.

12. SUBSEQUENT EVENTS

     In January 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, if requirements set forth in its Certificate of Incorporation are met, the Company's preferred stock will be converted into 10,388,315 shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. Upon the conversion of the preferred stock, all rights to accrued and unpaid dividends will be waived.

     During March 1999, the Company entered into a binding commitment to sell, and the investors entered into a binding commitment to purchase, 2,000,000 shares of Series E preferred stock at $5.00 per share for gross proceeds of $10.0 million. The holders of Series E preferred stock have rights and preferences substantially the same as those of the Series D preferred stock.

     In October 1998, the Company was notified by an online incentives company that it believes the Company was infringing its patent rights. The Company has entered into a settlement agreement with the third party, which provides for an upfront payment plus ongoing royalties.

     Subsequent to December 31, 1998, the Company issued to employees options to purchase 1,319,937 shares of the Company's common stock. In addition, the Company repurchased 181,420 shares of common stock from one of its founders at $0.001 per share.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                  PROFORMA CONSOLIDATED FINANCIAL INFORMATION
                                    OVERVIEW

     Effective November 30, 1998, the Company agreed to acquire all the outstanding shares of MotivationNet, LLC, and Enhanced Response Technologies, Inc. (the acquired companies). The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using the income approach and the cost approach.

     The total purchase price of approximately $13.6 million consisted of 3,600,481 shares of the Company's common stock with an estimated fair value of approximately $5.4 million, 1,213,592 shares of the Company's Series D preferred stock with an estimated fair value of approximately $3.0 million, 189,115 vested shares of the Company's stock options with an estimated fair value of approximately $264,000, $400,000 in cash and $4.5 million of assumed liabilities. Of the total purchase price, $2.4 million was allocated to tangible assets and $11.2 million to intangible assets, including a technology license agreement of $7.3 million, purchased trademark and trade name of $1.8 million, membership base of $0.8 million, customer base of $0.5 million and workforce of $0.8 million. The intangible assets will be amortized over their estimated useful lives of six to 60 months.

     The acquisition of Enhanced Response Technologies, Inc. has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of the acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes. The acquisition of MotivationNet, LLC, was made under an interest purchase agreement.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended December 31, 1998, as if the acquisition had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31, 1998
                                       -------------------------------------------------------
                                                            ACQUIRED                    PRO
                                       MYPOINTS.COM, INC.   COMPANIES   ADJUSTMENTS    FORMA
                                       ------------------   ---------   -----------   --------
Revenues.............................       $ 1,234          $    82      $    --     $  1,316
Cost of revenues.....................         1,078               42                     1,120
                                            -------          -------      -------     --------
  Gross profit.......................           156               40                       196
                                            -------          -------      -------     --------
Operating expenses:
  Technology costs...................         1,325            2,588                     3,913
  Sales expenses.....................         1,269              792                     2,061
  Marketing expenses.................         2,947            2,152                     5,099
  General and administrative
     expenses........................         1,984              778                     2,762
  Amortization of intangible
     assets..........................                                       3,300        3,300
  Stock-based compensation...........           157              464                       621
                                            -------          -------      -------     --------
     Total operating expenses........         7,682            6,774        3,300       17,756
                                            -------          -------      -------     --------
Operating loss.......................        (7,526)          (6,734)      (3,300)     (17,560)
Interest income......................            87                                         87
Interest expense.....................           (31)            (230)                     (261)
Other income.........................                             30                        30
                                            -------          -------      -------     --------
Net loss.............................       $(7,470)         $(6,934)     $(3,300)    $(17,704)
                                            =======          =======      =======     ========
Pro forma net loss per share:
  Basic and diluted................................................................   $ (10.12)
                                                                                      ========
  Weighted average shares -- basic and diluted.....................................      1,750
                                                                                      ========

     See accompanying notes to pro forma consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

     The following adjustments were applied to the Company's historical financial statements and those of the acquired companies to arrive at the pro forma consolidated financial information.

     A. To record amortization of a technology license agreement totaling $7.3 million over the estimated period of benefit of 48 months.

     B. To record amortization of acquired customer base totaling $500,000 over the estimated period of benefit of 32 months, and acquired membership base totaling $800,000 over the estimated period of benefit of 27 months.

     C. To record amortization of acquired employee workforce totaling $800,000 for employees of ERT subsequently retained by the Company over the estimated period of benefit of 24 months.

     D. To record amortization of acquired trademark and trade name totaling $1.8 million over the estimated period of benefit of 60 months.

     E. Pro forma basic net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, including the pro forma effect of the automatic conversion of the Company's Series A, Series B, Series C and Series D preferred stock into shares of the Company's common stock effective upon the closing of the Company's proposed initial public offering as if such conversion occurred on January 1, 1998 or on the date of original issuance, if later. Pro forma diluted net loss per share is computed excluding the pro forma weighted average number of common and common equivalent shares outstanding because such common equivalents are anti-dilutive. Differences between historical weighted average shares outstanding and pro forma weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisition as if such shares were outstanding from January 1, 1998 and from the automatic conversion of the Company's Series A, Series B, Series C and Series D preferred stock effective upon the completion of the Company's proposed initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Enhanced Response Technologies, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficiency and of cash flows present fairly, in all material respects, the financial position of Enhanced Response Technologies, Inc., formerly MotivationNet, Inc. (the Company), as of December 31, 1997, and the results of its operations and its cash flows for the period from June 25, 1996 (date of inception) to December 31, 1996, and the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                      PricewaterhouseCoopers LLP

March 26, 1999
Chicago, Illinois

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    32          $   42
  Accounts receivable.......................................         40             183
  Deposits and prepaid expenses.............................         87              51
                                                                -------          ------
     Total current assets...................................        159             276
Property and equipment, net.................................        567             473
Other assets................................................          5              45
                                                                -------          ------
     Total assets...........................................    $   731          $  794
                                                                =======          ======
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Notes payable.............................................    $ 4,117          $2,808
  Accounts payable..........................................        324             408
  Accrued expenses..........................................        258             444
  Points redemption liability...............................         17             400
  Deferred compensation.....................................        100             100
  Deferred revenue..........................................         83             387
                                                                -------          ------
     Total current liabilities..............................      4,899           4,547
                                                                -------          ------
Commitments and contingencies (Note 9 and Note 11)
Shareholders' deficiency:
  Common stock, no par value; 6,000,000 shares authorized;
     2,048,000 and 2,228,000 shares outstanding as of
     December 31, 1997 and September 30, 1998,
     respectively...........................................        119             131
  Additional paid-in capital................................         17           5,398
  Accumulated deficit.......................................     (4,291)         (9,282)
  Unearned compensation.....................................        (13)             --
                                                                -------          ------
     Total shareholders' deficiency.........................     (4,168)         (3,753)
                                                                -------          ------
     Total liabilities and shareholders' deficiency.........    $   731          $  794
                                                                =======          ======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                         PERIOD          YEAR            NINE MONTHS ENDED
                                         ENDED          ENDED              SEPTEMBER 30,
                                      DECEMBER 31,   DECEMBER 31,   ---------------------------
                                          1996           1997           1997           1998
                                      ------------   ------------   ------------   ------------
                                                                            (UNAUDITED)
Revenues............................     $  --         $    --        $    --        $    30
Cost of revenues....................        --              --             --              6
                                         -----         -------        -------        -------
  Gross profit......................        --              --             --             24
                                         -----         -------        -------        -------
Operating expenses:
  Technology costs..................        --           3,213          1,979          1,979
  Sales expenses....................        --             146             54            596
  Marketing.........................        35             417             --          1,484
  General and administrative
     expenses.......................       177             178             13            784
                                         -----         -------        -------        -------
     Total operating expenses.......       212           3,954          2,046          4,843
                                         -----         -------        -------        -------
Operating loss......................      (212)         (3,954)        (2,046)        (4,819)
Interest expense....................        --            (116)           (41)          (196)
Other, net..........................        --              (9)                           24
                                         -----         -------        -------        -------
     Net loss.......................     $(212)        $(4,079)       $(2,087)       $(4,991)
                                         =====         =======        =======        =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIENCY
            FOR THE PERIOD FROM JUNE 25, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996, AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                      COMMON STOCK      ADDITIONAL
                                   ------------------    PAID-IN     ACCUMULATED     UNEARNED
                                    SHARES     AMOUNT    CAPITAL       DEFICIT     COMPENSATION    TOTAL
                                   ---------   ------   ----------   -----------   ------------   -------
Issuance of common stock to
  founders for cash..............      1,000    $104      $   --       $    --         $ --       $   104
Net loss.........................                                         (212)                      (212)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, DECEMBER 31, 1996.......      1,000     104                      (212)                      (108)
Stock option award...............                             17                        (17)
Amortization of unearned
  compensation...................                                                         4             4
Stock issued for services........         24      15                                                   15
Stock split -- 2000 for 1........  2,046,976
Net loss.........................         --      --          --        (4,079)          --        (4,079)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, DECEMBER 31, 1997.......  2,048,000     119          17        (4,291)         (13)       (4,168)
(UNAUDITED)
Conversion of notes payable and
  accrued interest to capital in
  MNet...........................                          5,230                                    5,230
Exercise of stock options........    180,000      12         151                         13           176
Net loss.........................                                       (4,991)                    (4,991)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, SEPTEMBER 30, 1998......  2,228,000    $131      $5,398       $(9,282)        $ --       $(3,753)
                                   =========    ====      ======       =======         ====       =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             PERIOD          YEAR       NINE MONTHS ENDED
                                                             ENDED          ENDED         SEPTEMBER 30,
                                                          DECEMBER 31,   DECEMBER 31,   -----------------
                                                              1996           1997        1997      1998
                                                          ------------   ------------   -------   -------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................     $(212)        $(4,079)     $(2,087)  $(4,991)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................         2              94           40       173
    Stock-based compensation............................        --               4           --       164
    Stock issued for services...........................        --              15           15        --
    Changes in operating assets and liabilities:
       Accounts receivable..............................        --             (41)        (142)     (144)
       Deposits and prepaid expenses....................        (2)            (85)          (5)       37
       Accounts payable.................................        27             297          204        84
       Accrued expenses.................................        16             242          167       416
       Point redemption liability.......................        --              18           --       382
       Deferred compensation............................        51              49           49        --
       Deferred revenue.................................        --              83           --       304
                                                             -----         -------      -------   -------
       Net cash used in operating activities............      (118)         (3,403)      (1,759)   (3,575)
                                                             -----         -------      -------   -------
Cash flows from investing activities:
  Purchase of property and equipment....................       (13)           (649)        (593)      (79)
  Other.................................................        --              (6)          --       (40)
                                                             -----         -------      -------   -------
       Net cash used in investing activities............       (13)           (655)        (593)     (119)
                                                             -----         -------      -------   -------
Cash flows from financing activities:
  Proceeds from issuance of common stock................       104              --           --        --
  Proceeds from note payable............................        --           4,057        2,332     3,752
  Proceeds from officer notes payable...................        30              30           30        --
  Repayments of officer notes payable...................        --              --           --       (60)
  Exercise of stock options.............................        --              --           --        12
                                                             -----         -------      -------   -------
       Net cash provided by financing activities........       134           4,087        2,362     3,704
                                                             -----         -------      -------   -------
       Net increase in cash and cash equivalents........         3              29           10        10
Cash and cash equivalents, beginning of period..........        --               3            3        32
                                                             -----         -------      -------   -------
Cash and cash equivalents, end of period................     $   3         $    32      $    13   $    42
                                                             =====         =======      =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Enhanced Response Technologies, Inc., formerly known as MotivationNet, Inc. (the "Company"), was founded in June 1996. The Company offers advertisers the ability to target Internet users enrolled as members of its "MyPoints" incentive program. The Company's MyPoints program awards points to enrolled members for receiving and responding to email communications, accessing and responding to advertisers' and MyPoints's Internet Web page offers, purchasing advertisers' products, and completing of surveys to obtain demographic information. MyPoints points may be redeemed by members for a variety of goods and services.

NOTE 2 -- BASIS OF PRESENTATION (UNAUDITED)

     The Company's primary source of funding for the development of the technology supporting the MyPoints program was obtained from Direct Marketing Technology, Inc. ("DMT") through a note payable. In early 1998, DMT informed the Company that it wanted to convert the note payable to an equity interest. On March 31, 1998, the Company and DMT entered into an agreement whereby the Company transferred its MyPoints technology, which was carried at zero net book value, a $5,209,600 note payable to DMT and certain other assets and liabilities to MotivationNet, LLC ("MNet"), with $5,000,000 of the note payable to DMT and related accrued interest being converted by DMT to a capital interest in MNet. Upon the formation of MNet, the Company's and DMT's interest in MNet were 34.0% and 66.0%, respectively. To avoid confusion with MotivationNet, LLC, the Company changed its name from MotivationNet, Inc. to Enhanced Response Technologies, Inc. Also, on March 31, 1998, the Company established a wholly-owned subsidiary, MyPoints.Com, LLC ("MyPoints.Com"), to which the Company contributed the MyPoints operations.

     In connection with its formation, MNet licensed the MyPoints technology back to the Company. Beginning in April 1998, the MyPoints program was operated on MNet's computer systems for which MNet began charging MyPoints.Com for use of the computer system and technical support. In addition, MNet provided fulfillment services related to the redemption of MyPoints points for goods and services for which MNet charged MyPoints.Com based on the face value of the points redeemed, $.01 per point.

     Pursuant to the agreement to establish MNet, DMT agreed to provide MNet additional financing through a note payable to fund the operations of MNet, as well as to allow MNet to provide financing to the Company through a note payable to fund the Company's operations, including the operations of MyPoint.Com.

     In the fourth quarter of 1998, the Company and MNet were acquired by Intellipost Corporation (subsequently renamed "MyPoints.com, Inc.").

     The financial statements for periods prior to March 31, 1998 reflect the operations of the Company as a stand-alone entity. The financial statements for periods subsequent to March 31, 1998 reflect the operations of the Company and MNet on a combined basis as (a) the companies have common management, (b) both companies were acquired by Intellipost Corporation and (c) the presentation is considered most meaningful. All intercompany transactions have been eliminated.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- LIQUIDITY

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources. Management is seeking to increase revenues through continued marketing of its services while controlling costs to meet working capital needs; however, additional financing will be required.

     To support its working capital requirements in 1998, the Company received additional funding from DMT through MNet. Since the merger with Intellipost Corporation in late 1998, Intellipost Corporation has been funding the Company's operations. Intellipost has committed to fund the Company's working capital needs through at least December 31, 1999.

NOTE 4 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA (UNAUDITED)

     The financial statements as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the financial statements for such periods. These adjustments consist of normal, recurring items. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the full year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include the levels of valuation allowances for accounts receivable and deferred taxes. Actual results could differ from those estimates and such differences could be material.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less when purchased.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over their respective estimated useful lives, generally three years. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the statement of operations for the period realized.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

INCOME TAXES

     The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

POINTS REDEMPTION LIABILITY

     Points redemption liability represent the estimated costs associated with the accumulation of MyPoints points earned by MyPoints members in conjunction with the Company's internal marketing activities. These MyPoints may be converted by members into various third party goods and services. The Company is liable for purchasing the goods and services redeemed by members.

REVENUE RECOGNITION

     The Company earns revenues from the sale of MyPoints points to corporate advertisers that use these points for Internet-based promotional campaigns which award members for certain actions desired by corporate advertisers. In connection with the sale of the MyPoints points, the Company is responsible for redeeming the points upon the member's request. The Company recognizes revenues when the MyPoints points are redeemed by the MyPoints members.

TECHNOLOGY COSTS

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Product development costs, along with other technology related costs, are reported as technology costs in the Company's statements of operations.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. Failure to successfully address these risks may have a material adverse impact on the Company's operations and financial position.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. The Company deposits its cash with one major financial institution and such deposits do not exceed insured amounts. The Company's

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

customers range from large corporations to relatively small organizations. The Company does not require collateral for accounts receivable. The Company evaluates each customer's credit worthiness and establishes allowances as necessary.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of options to purchase that stock.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1997 is summarized as follows (in thousands):

                                                              1997
                                                              ----
Computer equipment..........................................  $321
Furniture and fixtures......................................     7
Computer software...........................................   335
                                                              ----
                                                               663
Accumulated depreciation and amortization...................   (96)
                                                              ----
                                                              $567
                                                              ====

NOTE 6 -- NOTES PAYABLE

     During 1997, DMT provided funding to the Company of approximately $4,056,000 through a non-interest bearing note payable. The Company recognized imputed interest expense on the note payable based on the prime rate plus 1.0% (9.5% as of December 31, 1997). The note payable and related accrued interest were transferred to MNet as of March 31, 1998 in connection with its formation. Upon the formation of MNet, $5,000,000 of the note payable balance then outstanding and the related accrued interest of $229,550 were transferred to MNet and converted by DMT to a capital interest in MNet (see Note 2).

     The Company had notes payable to an officer of $60,000 as of December 31, 1997. Borrowings under the notes payable bore interest at 7.0% and were repaid in April 1998.

     Interest expense was $0 and $116,400 in 1996 and 1997, respectively.

NOTE 7 -- CAPITAL STRUCTURE

COMMON STOCK

     Upon formation in June 1996, the Company was authorized to issue 1,000,000 shares of no par value common stock. The Company issued 1,000 shares of common stock in connection with its initial capitalization. Pursuant to the unanimous consent of the stockholders on June 17, 1997, the authorized shares of common stock were increased to 6,000,000 and the Company declared a 2000-for-one stock split effective July 1, 1997.

COMMON STOCK OPTIONS

     On November 17, 1997, the Company adopted the MotivationNet, Inc. 1997 Incentive Stock Option Plan (the "Plan"). As of December 31, 1997, the Company had reserved 200,000 shares of common stock for issuance under the Plan. Effective August 12, 1998 the Board of Directors increased the common stock reserved for the Plan from 200,000 shares to 650,000 shares. Pursuant to the Plan provisions, grant prices of options issued under the Plan can be no less than the fair market value of the Company's common stock as of the date of grant, the options vest at a rate of no less than 20% per year and the term of the options can be no more than seven years from the date of grant. During 1997, the Company granted 140,100 shares under the Plan, with one-third of the options originally vesting as of

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

January 1, 1998, 1999 and 2000. In connection with the formation of MNet (see
Note 2), these options became fully vested.

     Pursuant to an employment agreement, an executive of the Company was granted options to purchase 0.5% of the shares outstanding as each of the following dates: May 7, 1997, December 31, 1997, June 30, 1998 and December 31, 1998. The aggregate option price for such shares was fixed at $12,500. The employment agreement was amended in August 1998 to the allow executive to purchase 180,000 shares for the $12,500, upon which the executive exercised such options.

     The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the fair market value the Company's common stock at the date of grant over the amount the employee must pay to acquired. In connection with certain stock option grants during the year ended December 31, 1997, the Company recognized unearned compensation, which is being amortized over the service period for which the options were granted. The unearned compensation as of December 31, 1997 is reported as component of shareholders' deficiency.

     Following is a summary of incentive stock option activity for the year ended December 31, 1997. There was no activity in the Plan prior to January 1, 1997.

                                                                           WEIGHTED
                                                                           AVERAGE
                                                            OUTSTANDING    EXERCISE
                                                              SHARES        PRICE
                                                            -----------    --------
Outstanding as of December 31, 1996.......................         --          --
  Granted.................................................    140,100       $1.00
  Exercised...............................................         --          --
  Canceled................................................    (15,000)       1.00
                                                              -------       -----
Outstanding as of December 31, 1997.......................    125,100       $1.00
                                                              =======       =====
Options vested as of December 31, 1997....................         --          --
                                                              =======       =====

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                          AT DECEMBER 31, 1997               AT DECEMBER 31, 1997
                               ------------------------------------------    ---------------------
                                                  AVERAGE       WEIGHTED                 WEIGHTED
                                                 REMAINING       AVERAGE                 AVERAGE
                                  NUMBER        CONTRACTUAL     EXERCISE     NUMBER      EXERCISE
       EXERCISE PRICE          OUTSTANDINGS    LIFE (YEARS)       PRICE      VESTED       PRICE
       --------------          ------------    -------------    ---------    -------    ----------
$1.00                            125,100           6.83           $1.00        --          --
                                 -------           ----           -----         --          --

     The weighted average fair value of options granted in 1997 was $0.73.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Had compensation cost for the Company's Plan been determined based on fair value at the grant date consistent with the method prescribed by SFAS 123, the impact on the Company's net loss would have been increased to the pro forma amounts below (in thousands):

                                                        1996      1997
                                                        -----    -------
Net loss as reported..................................  $(212)   $(4,079)
Net loss -- pro forma.................................     --    $(4,087)

     The fair value of employee stock option grants has been estimated on the date of grant using the minimum value model with the following weighted average assumptions used for grants in 1997:

                                                               1997
                                                              -------
Risk-free interest rate.....................................    5.72%
Expected life...............................................  5 years
Dividends...................................................       --

NOTE 8 -- SAVINGS PLAN

     In November 1997 the Company established the MotivationNet, Inc. 401-K Plan (the "Savings Plan"), which covers substantially all employees. Under the Savings Plan, employees are permitted to contribute up to 15.0% of their gross compensation, subject to limitations of the Internal Revenue Code. The Company does not make matching contributions to the Savings Plan.

NOTE 9 -- LEASES

     The Company leases office space and equipment under noncancelable operating leases with various expiration dates through 1999. Under the terms of office space lease, the Company is responsible for certain real estate taxes and other operating costs. The Company's rent expense was $16,000 and $46,000 in 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows (in thousands):

                                                              OPERATING
                        DECEMBER 31,                           LEASES
                        ------------                          ---------
1998........................................................     $65
1999........................................................      24
                                                                 ---
          Total minimum lease payments......................     $89
                                                                 ===

NOTE 10 -- INCOME TAXES

     As of December 31, 1997, the Company has net operating loss carryforwards of approximately $161,000 for federal income tax reporting purposes. The net operating loss carryforwards expire in 2011.

     The difference between the income tax benefit at the federal statutory rate and the Company's effective tax rate is due primarily to recognition of a full valuation allowance to offset the net deferred tax assets.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The estimated tax effect of significant temporary differences and carryforwards that give rise to deferred income tax assets as of December 31, 1997 are as follows (in thousands):

                                                               1997
                                                              -------
Net operating loss carryforwards............................  $    64
Non-deducted research and experimentation costs.............    1,475
Accrued expenses............................................      110
Deferred compensation.......................................       39
Non-deducted start-up costs.................................       20
                                                              -------
Gross deferred tax assets...................................    1,708
Valuation allowance.........................................   (1,708)
                                                              -------
Net deferred tax asset......................................  $    --
                                                              =======

     The Company has recorded a valuation allowance against the net deferred tax assets due the Company operating at a net loss since inception and due to uncertainties surrounding their realization.

NOTE 11 -- CONTINGENCIES

     The Company is the subject of various claims and actions in the ordinary course of its business. All such matters are subject to uncertainties that are not predictable with assurance. However, it is management's opinion that the disposition of such matters will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 12 -- SUBSEQUENT EVENTS

     On November 30, 1998, the shareholders of the Company reached an agreement to sell the Company to MyPoints.com, Inc. (formerly Intellipost Corporation).

                            DESCRIPTION OF GRAPHICS

FRONT-COVER GATE FOLD

     MyPoints logo with flow chart of our Web pages illustrating aspects of member interaction including joining the program, and opportunities to earn and redeem points.

INSIDE FRONT COVER:

     MyPoints logo with logos of rewards providers above two half-circle flow charts illustrating MyPoints online Loyalty Solutions and Online Direct Marketing Solutions.

INSIDE BACK COVER

     MyPoints logo with Web pages representative of co-branding of the MyPoints rewards program.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by MyPoints.com in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT TO
                                                                 BE PAID
                                                              -------------
SEC Registration Fee........................................  $   19,182.00
NASD Filing Fee.............................................       7,400.00
Nasdaq National Market Listing Fee..........................      90,000.00
Printing and Engraving Expenses.............................     200,000.00
Legal Fees and Expenses.....................................     300,000.00
Accounting Fees and Expenses................................     250,000.00
Transfer Agent and Registrar Fees and Expenses..............      25,000.00
Blue Sky fees and expenses..................................      10,000.00
Miscellaneous Expenses......................................      98,418.00
                                                              -------------
          Total.............................................  $1,000,000.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require MyPoints.com among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Since our formation in November 1996, we have issued and sold the following unregistered securities:

          (1) In November 1996, we issued and sold an aggregate of 2,500,000 shares of common stock to the founding officers and directors of MyPoints.com and to certain other individuals for an aggregate purchase price of $2,500.00.

          (2) Since our inception, we have granted options to purchase 3,073,498 shares of common stock to employees, directors and consultants under our 1996 and 1999 stock plans at exercise prices ranging from $0.05 to $5.00 per share. Of the 3,073,498 shares granted, 2,623,091 remain outstanding, 112,924 shares of common stock have been purchased pursuant to exercises of stock options and 337,483 shares have been canceled and returned to the 1996 and 1999 stock plans.

          (3) In November and December 1996, we sold an aggregate of 3,000,000 shares of Series A preferred stock at a price of $0.50 per share to a total of four investors.

          (4) In March of 1998, we sold an aggregate of 500,000 shares of Series B preferred stock at a price of $1.00 per share to one institutional investor.

          (5) Between October 1997 and April 1998, we sold an aggregate of 2,926,666 shares of Series C preferred stock at a price of $1.50 per share to a total of 19 investors. On May 1, 1998, in conjunction with entering an equipment lease, we issued a warrant for the purchase of 10,000 shares of Series C preferred stock to Phoenix Leasing Inc. at an exercise price of $1.50.

          (6) In November 1998, we issued 3,600,481 shares of common stock pursuant to our acquisition transactions with Experian.

          (7) In November 1998, we sold an aggregate of 3,961,649 shares of Series D preferred stock at a price of $2.06 per share and warrants for the purchase of 1,374,028 shares of Series D preferred stock with an exercise price of $2.06 per share to a total of 23 investors.

          (8) In March 1999, we entered into a binding commitment to sell an aggregate of 2,000,000 shares of Series E preferred stock at a price of $5.00 per share to a total of 41 investors, all of whom have entered into binding agreements to purchase such shares. All of these investors qualified as "accredited investors" under Securities and Exchange Commission Rule 501.
 .

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with MyPoints.com, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
     NUMBER                      DESCRIPTION OF DOCUMENT
    -------                      -----------------------
     1.1*      Form of Underwriting Agreement
     3.1(a)    Amended and Restated Certificate of Incorporation, as
               currently in effect
     3.1(b)*   Certificate of Incorporation to be filed upon completion of the offering
     3.2(a)    Bylaws of the registrant as currently in effect
     3.2(b)*   Bylaws of the registrant as in effect upon completion of the offering
     4.1       Form of Lock-Up Agreements
     5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation
    10.1*      Amended and Restated Investors Rights Agreement dated March
               30, 1999

    EXHIBIT
     NUMBER                      DESCRIPTION OF DOCUMENT
    -------                      -----------------------
    10.2       1996 Stock Plan and forms of agreements thereunder
    10.3       1999 Stock Plan and forms of agreements thereunder
    10.4*      1999 Employee Stock Purchase Plan
    10.5       Form of Director and Executive Officer Indemnification
               Agreement
    10.6       Representative form of Stock Purchase Warrant
    10.7       Lease between the registrant and Louis N. Haas dated
               November 15, 1996 for office space located at 565 Commercial
               Street, San Francisco, California, and addenda thereto
    10.8*      Lease dated March 18, 1999 between registrant and
               TA/Western, L.L.C. for office space located at 1375 E.
               Woodfield Road, Suite 520, Schaumburg, Illinois
    10.9       Lease dated January 22, 1998 between MotivationNet, Inc. and
               The Mutual Life Insurance Company of New York for office
               space located at 1375 E. Woodfield Road, Suite 540,
               Schaumburg, Illinois
    10.10      Agreement and Plan of Merger dated November 30, 1998 among the registrant, IPOST Acquisition Subsidiary, Inc. and
               Enhanced Response Technologies, Inc.
    10.11      Interest Purchase Agreement dated November 30, 1998 among
               registrant, Direct Marketing Technology, Inc. and Brigar
               Computer Services, Inc.
    10.12      Asset Purchase Agreement dated November 30, 1998 between
               registrant and Metromail Corporation
    10.13      License Agreement dated November 30, 1998 between registrant and Direct Marketing Technologies, Inc.
    10.14      Services Agreement dated November 30, 1998 between
               registrant and Direct Marketing Technologies, Inc.
    10.15      Business Loan Agreement dated January 27, 1997 between
               registrant and Silicon Valley Bank and related promissory
               notes
    10.16      Master Equipment Lease Agreement dated May 1, 1998 between registrant and Phoenix Leasing Incorporated
    10.17*     Patent License Agreement dated March 30, 1999 between
               registrant and Netcentives, Inc.
    23.1       Consent of PricewaterhouseCoopers LLP, independent
               accountants
    23.2       Consent of PricewaterhouseCoopers LLP, independent
               accountants
    23.3*      Consent of Counsel (included in exhibit 5.1)
    24.1       Power of Attorney (see page II-5)
    27.1       Financial Data Schedule

-------------------------
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by MyPoints.com for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MyPoints.com, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MyPoints.com of expenses incurred or paid by a director, officer or controlling person of MyPoints.com in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by MyPoints.com is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by MyPoints.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, MyPoints.com has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 31st day of March, 1999.

                                      MYPOINTS.COM, INC.

                                      By:      /s/ STEVEN M. MARKOWITZ
                                         ---------------------------------------
                                                   Steven M. Markowitz
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Markowitz and Mario M. Rosati and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
            /s/ STEVEN M. MARKOWITZ                   Chief Executive Officer and      March 31, 1999
------------------------------------------------   Chairman of the Board (Principal
              Steven M. Markowitz                         Executive Officer)

               /s/ LAYTON S. HAN                  Vice President, Finance (Principal   March 31, 1999
------------------------------------------------   Financial and Accounting Officer)
                 Layton S. Han

              /s/ ROBERT C. HOYLER                        President and Chief          March 31, 1999
------------------------------------------------      Operating Officer, Director
                Robert C. Hoyler

              /s/ HOWARD L. MORGAN                             Director                March 31, 1999
------------------------------------------------
                Howard L. Morgan

               /s/ THOMAS NEWKIRK                              Director                March 31, 1999
------------------------------------------------
                 Thomas Newkirk

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
            /s/ LAWRENCE E. PHILLIPS                           Director                March 31, 1999
------------------------------------------------
              Lawrence E. Phillips

              /s/ MARIO M. ROSATI                              Director                March 31, 1999
------------------------------------------------
                Mario M. Rosati

              /s/ LESTER WUNDERMAN                             Director                March 31, 1999
------------------------------------------------
                Lester Wunderman

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                          BALANCE
                                                            AT                                BALANCE AT
                                                         BEGINNING                              END OF
                      DESCRIPTION                         OF YEAR    ADDITIONS   DEDUCTIONS      YEAR
                      -----------                        ---------   ---------   ----------   ----------
Allowance for doubtful accounts for the years ended:
  December 31, 1997....................................      --          --           --           --
  December 31, 1998....................................      --          60           --           60

                                 EXHIBIT INDEX

    EXHIBIT
     NUMBER                       DESCRIPTION OF DOCUMENT
    --------    ------------------------------------------------------------
     1.1*       Form of Underwriting Agreement
     3.1(a)     Amended and Restated Certificate of Incorporation, as
                currently in effect
     3.1(b)*    Certificate of Incorporation to be filed upon completion of the offering
     3.2(a)     Bylaws of the registrant as currently in effect
     3.2(b)*    Bylaws of the registrant as in effect upon completion of the offering
     4.1        Form of Lock-Up Agreements
     5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation
    10.1*       Amended and Restated Investors Rights Agreement dated March
                30, 1999
    10.2        1996 Stock Plan and forms of agreements thereunder
    10.3        1999 Stock Plan and forms of agreements thereunder
    10.4*       1999 Employee Stock Purchase Plan
    10.5        Form of Director and Executive Officer Indemnification
                Agreement
    10.6        Representative form of Stock Purchase Warrant
    10.7        Lease between the registrant and Louis N. Haas dated
                November 15, 1996 for office space located at 565 Commercial
                Street, San Francisco, California, and addenda thereto
    10.8*       Lease dated March 18, 1999 between registrant and
                TA/Western, L.L.C. for office space located at 1375 E.
                Woodfield Road, Suite 520, Schaumburg, Illinois
    10.9        Lease dated January 22, 1998 between MotivationNet, Inc. and
                The Mutual Life Insurance Company of New York for office
                space located at 1375 E. Woodfield Road, Suite 540,
                Schaumburg, Illinois
    10.10       Agreement and Plan of Merger dated November 30, 1998 among the registrant, IPOST Acquisition Subsidiary, Inc. and
                Enhanced Response Technologies, Inc.
    10.11       Interest Purchase Agreement dated November 30, 1998 among
                registrant, Direct Marketing Technology, Inc. and Brigar
                Computer Services, Inc.
    10.12       Asset Purchase Agreement dated November 30, 1998 between
                registrant and Metromail Corporation
    10.13       License Agreement dated November 30, 1998 between registrant and Direct Marketing Technologies, Inc.
    10.14       Services Agreement dated November 30, 1998 between
                registrant and Direct Marketing Technologies, Inc.
    10.15       Business Loan Agreement dated January 27, 1997 between
                registrant and Silicon Valley Bank and related promissory
                notes
    10.16       Master Equipment Lease Agreement dated May 1, 1998 between registrant and Phoenix Leasing Incorporated
    10.17*      Patent License Agreement dated March 30, 1999 between
                registrant and Netcentives, Inc.
    23.1        Consent of PricewaterhouseCoopers LLP, independent
                accountants
    23.2        Consent of PricewaterhouseCoopers LLP, independent
                accountants

    EXHIBIT
     NUMBER                       DESCRIPTION OF DOCUMENT
    --------    ------------------------------------------------------------
    23.3*       Consent of Counsel (included in exhibit 5.1)
    24.1        Power of Attorney (see page II-5)
    27.1        Financial Data Schedule

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* To be filed by amendment.